UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of the Securities Exchange Act of 1934

PRIVATE TRADING SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	20-2264045
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

15849 North 71st Street, Suite 105, Scottsdale, Arizona 85254
(Address of Principal Executive Offices)

Registrant’s Telephone Number: (480) 281-1809

Copies of Communications to:

Daniel M. Mahoney
Rogers & Theobald LLP
2425 E. Camelback Road, Suite 850
Phoenix, Arizona 85016
Telephone: 602-852-5550
Fax: 602-852-5570

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share
(Title of Class)

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This Registration Statement contains trademarks, service marks and registered marks of other companies, as indicated. Trademarks identified by ® and ™ are registered trademarks or trademarks are the properties of their respective owners.
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PRELIMINARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Specific forward-looking statements contained in this Registration Statement include, but are not limited to, our (i) belief that our trading platform is uniquely positioned to become a preferred platform of many varying markets worldwide; (ii) belief that our trading system and processes will withstand competition and regulatory changes; (iii) expectations for marketing and sales opportunities in diverse markets; (iv) belief that we may require more capital; (v) belief that alternative sources of financing are available if required; and (vi) anticipation that we will not pay a cash dividend on our common stock in the near future. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks in Item 1A. Risk Factors, which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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Except as otherwise indicated, all share numbers have been adjusted to reflect the two-for-one forward stock split effected as of January 17, 2005.

ITEM 1.	BUSINESS.

Overview

We have designed, developed, and plan to operate a trading system called the Private Equity Trading System, or PETS, on which institutional investors can exchange securities, instruments, or any financial asset that is capable of being converted to electronic form. The PETS system leverages hardware and “off-the-shelf” third-party software in concert with proprietary software that we have developed in order to provide a secure trading platform for virtually any tradable security or financial instrument in any financial market. We initially will have the capability of providing both a web-based portal and an Application Program Interface, or API, to meet the needs of both large and small customers with respect to their particular end-user interface requirements. The principal factor that differentiates our system from others available at present is that it closely combines the exchange and settlement functions, therefore enabling us to offer a facility for 24 hour per day trading with “straight through” processing and instantaneous settlement worldwide.

Our plan is to focus on operating the PETS system, finding suitable niche financial markets where the performance of PETS can offer significant commercial advantage to our customers, widening the number of different types of tradable instruments that are available on PETS, and widening the number of settlement processes and custodian operations connected to the PETS system. We believe that the system that we have today, together with various enhancements that we plan to add in the future, has the potential to make a profound change to the world’s capital markets.

History

Private Trading Systems, Inc. is the successor to Mesa Gold, Inc., a Nevada corporation organized on July 15, 2004. Mesa Gold was inactive throughout 2004, with only minimal start-up and organizational expenses.

Effective as of December 17, 2004, we commenced the acquisition of all of the outstanding shares of The Private Treaty Market plc, or PTML, a company incorporated in England and Wales, the United Kingdom, on March 13, 2003. For accounting purposes, the acquisition was effective as of January 27, 2005 and was classified as a reverse acquisition of our company by PTML under the purchase method of accounting. The acquisition was treated as a recapitalization with PTML as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 27, 2005 acquisition of our company by PTML. The financial statements have been prepared to give retroactive effect to January 27, 2005 (the date of organization of PTML) of the reverse acquisition completed on March 31, 2005 and represent the operations of PTML. Consistent with reverse acquisition accounting, (i) all of PTML’s assets, liabilities, and accumulated deficit are reflected at their combined historical cost (as the accounting acquirer) and (ii) our company’s preexisting outstanding capital shares are reflected at their net asset value as if issued on March 13, 2003.

PTML commenced operations in mid-2003 and had developed a proto-type of the PETS system by the end of 2003. During 2004, PTML developed the PETS system to its present stage. PTML ceased development of the system in October 2004 when it became apparent that our company would acquire PTML. Since that time, PTML has maintained the PETS system with minimal staffing levels in order to provide a demonstration capability only.

Business Developments

During the period ended June 30, 2005, we acquired all of the issued and outstanding capital shares of PTML in three stages, as follows:

•	Stage 1: On January 12, 2005, we acquired 60,000,000 shares, or 29.5%, of PTML.
•	Stage 2: On January 14, 2005, we acquired an additional 72,442,850 shares, or 35.6% of PTML.
•	Stage 3: In the period from January 14, 2005 through May 18, 2005, we acquired the remaining shares, or 34.9%, thus completing the acquisition of 100% of the issued capital shares of PTML.

Our plans for 2006 include the following:

•	pursuing an application for listing on the American Stock Exchange;
•	furthering our intellectual property positions, including acquisition of patent rights pertaining to ancillary functions of the PETS system;
•	activating and refining our technology platforms;
•	beginning application for regulatory approval of our system in jurisdictions in which we plan to operate;
•	further implementation of staffing in the United States and Europe;
•	commissioning certain marketing studies for targeting efforts in Asia, Europe and the Americas;
•	beta testing the trading system platform using selected instruments; and
•	targeting closure of certain strategic partnership opportunities.

Industry Overview

Financial instruments today are traded and settled through a variety of electronic platforms. Traditional systems are very disjointed, with the chain of events from the meeting of the market players through to actual delivery of the traded financial instruments being carried out on different systems operated by different organizations. Choice of platform often depends upon the type of instrument being traded or the type of market, with little overlap across markets. Different degrees of regulation in different jurisdictions and for different types of markets have led to even more disparate systems.

The overall market continues to grow, with over 7,000,000 individual securities available for electronic trading worldwide. New classes of securities emerge every year, one example being the rise in esoteric asset-backed securities over the last few years. New services, such as Arca Ex® or Instinet®, cover different parts of the trading lifecycle. We believe, however, that no one service that currently is available offers all the necessary components of the trading lifecycle in a seamless, integrated fashion.

Depending on the nature of the subject security and exchange, the total time taken from inception to completion of a trade can vary anywhere from a few hours to several days. Settlement time generally is measured in “T+x” notation, where “x” is the number of days from commencement of the trade until the trade is settled. Current trading systems commonly settle in T+1, T+3, or even T+7.

The financial markets have seen considerable change in recent years arising from technological development, principally in electronic trading. This has enabled markets to operate at a much faster rate than was previously feasible and has led to an expectation of continued improvement in the speed of transactions. The developments in technology have brought with them an increasing volume of regulation and legislation, which require elaborate control mechanisms to be in place within each system. We believe that our system and processes provide a significant move forward in the operation of trading systems for financial instruments and that, while a number of participants in the financial markets operate trading systems, none offers an integrated solution such as the solution we have developed. We therefore believe that our system will withstand competition and regulatory changes.

The PETS System

We have designed and developed the PETS trading system, which offers complete integration of every aspect of the trading lifecycle. This enables us to offer world-wide, real-time, instantaneous trading and settlement in any financial instrument 24 hours per day. We are not aware of any other system that offers the complete, seamless, real-time integration of the trading process.

PETS (Geneve) SA, a Swiss subsidiary of PTML, our own wholly-owned subsidiary, will operate PETS under the authority of the Swiss Federal Banking Commission. Each trading platform that utilizes the PETS system initially will connect to Société Bancaire Privée, or SBP, a bank based in Geneva, Switzerland. SBP is our clearing partner and its back office system, powered by technology from SunGard™, will act as the custodian and settlement system for all orders transacted through the PETS system. We anticipate entering into strategic partnerships with other regional banks and other institutions, as well as information services and vendors, as we expand the PETS system into different geographic areas.

The PETS system can be used for the trading of assets, financial instruments and securities—essentially anything that can be assigned a CUSIP number or an equivalent identifier, such as an international CINS number. However, PETS can only be used by holders of financial instruments that are in electronic form. We have the ability, through SBP, to facilitate the process of converting certificated or traditional paper securities or other financial instruments to electronic form in an effort to ensure that such holders are not precluded from using the PETS system. This process of converting traditional certificated, or paper, instruments and securities to electronic form is called “dematerialization.”

The technology behind PETS is complete and available now for small-scale trading operations, although actual use of the system remains subject to regulatory approval in the countries in which we intend to operate the system. The existing system is aimed at institutional investors only, rather than retail investors. Our core product will require testing to strengthen reliability and to test all projected trading outcomes. We have spent approximately $2,622,000 since our inception on company-sponsored research and development activities. We spent $822,000 in fiscal 2004, $1,718,800 in fiscal 2005, and $80,584 for the six months ended September 30, 2005, on capitalized research and development costs.

The PETS system uses industry standard components, seamlessly integrated using both our own proprietary software and “off the shelf” third-party software, as well as a modern Agile/XP development methodology. The PETS system will provide a rich, user friendly interface to its customers. We will be responsive to our customers particular interface needs by providing both a web-based portal and an API-based portal. Part of the system is based on software by SunGard™, which, for example, also supplies systems that run the Nasdaq markets. The PETS system is robust and scaleable, and is designed to be modular so that any part of the system can reside anywhere world-wide. This enables us to take advantage of different regulatory regimes for different parts of the system, and to meet commercial demands.

Currently, the front office part of the system operates on hardware located in London and the back office part of the system operates on hardware located in Geneva. We could quickly move or duplicate any part of the system to anywhere in the world if regulatory or commercial needs required this.

The distributed and modular design of PETS allows for future development using the existing architecture, which we anticipate will ultimately allow for any bank worldwide to be connected to the system. We believe that over time our system architecture will allow for real-time, instantaneous trading in any financial instrument 24 hours per day with instantaneous settlement for any customer, regardless of whether the customer is retail or institutional, and regardless of where the customer’s assets reside.

Business Strategy

Our initial business strategy is to develop key strategic partnerships in our core target segments, then to collaterally develop exchange applications. We see a significant opportunity to utilize our flexible platform on many varying applications, particularly in our ability to handle instantaneous delivery versus payment in as many as 164 currencies in real time. We believe such capabilities make us uniquely positioned to be the technical platform for trading to major markets worldwide.

PETS will bring together buyers and sellers on a global scale and provide them with the ability to complete direct, real-time transactions without the involvement of a broker or other intermediary. By eliminating delays caused by back office processing of transactions, PETS will significantly reduce costs to traders. In addition, trading activity on the PETS system will be very difficult to manipulate due to the instantaneous delivery versus payment process associated with the execution of trades with PETS.

Customers will be able to open a PETS account online and fund their accounts through banks or other financial institutions. Each trading market utilizing PETS will be assigned a unique, searchable identifier that will enable traders to search for and execute trades in any market in the PETS system. The end-user interface of the PETS system will list prices, quantities and other applicable information in accordance with accepted norms for the instruments that are being traded, such as bid and ask quotes and last sale prices.

Our business model is based on operating the PETS system through our subsidiaries. We seek to have a substantial interest in the long-term growth of the trading volumes across all of the distributed trading platforms that utilize the PETS system, as opposed to obtaining revenues solely by selling copies of our technology. We plan to charge a transaction fee based on all completed orders made through the system. We will receive a transaction fee on each side of a trade and the fees will be automatically deducted from the buyer’s and seller’s respective accounts. In certain instances, fees may be deducted solely from the account of one party to the transaction. The exact percentage received per transaction will vary. The value of the transaction also will play a role in determining the transaction fee percentage we receive, with higher value transactions receiving discounted fees.

In addition, we anticipate some opportunities in which the PETS system could be used as a turnkey exchange. In such instances, we may grant to third parties a license to use PETS in local jurisdictions, provided the licensees have the necessary experience and ability to obtain all regulatory approvals that may be required to operate a trading system such as PETS in the licensees’ jurisdictions. We will provide the necessary support with respect to issues arising in connection with information technology, legal, and commercial issues for each licensee to operate the PETS system in its respective jurisdiction. In addition to license fees received from our exchange partners, we will receive transaction fees for trades executed using the PETS system in connection with these turnkey exchanges.

Intellectual Property

A core part of our value-building strategy is to gain strong patent and other intellectual property standing on our processes. We are seeking patent protection on our proprietary technology. To this end, in November 2005 we filed a provisional patent application with the U.S. Patent and Trademark Office, or USPTO, directed toward the PETS trading system. The provisional rights under such patent will expire in November 2006 and the patent will not be examined by the USPTO unless we convert the provisional patent into a non-provisional patent application and begin prosecution of the patent claims before the expiration date. At our request, our intellectual property counsel has engaged a third party to conduct a prior art search of the PETS trading system covering the United States, Europe, China and India. We expect that search to be completed in February 2006. We also intend to convert our provisional patent application into a non-provisional patent application and explore the filing of one or more international patent applications by that time.

The prior art search does not include other jurisdictions and does not address the non-infringement of other parties’ intellectual property rights. It is possible that such search may reveal that the PETS system is not protectible, that we may be required to obtain a license to operate the system, or that the system infringes the rights of another party. Depending upon the success of the prosecution of the non-provisional patent application, we may file for foreign patent protection, but have not done so thus far. In addition, if we decide to file foreign applications based upon technology previously claimed in the non-provisional application, we will be required to do so in a 12 to 18 month time period or lose the rights to exclude others from using our inventions in such jurisdictions.

We also may file patents directed toward the dematerialization process if the intellectual property landscape indicates that we would be able to prosecute patents for such applications successfully. If the rights to the dematerialization process already have been encompassed in other parties’ intellectual property rights, we will need to acquire a license to practice the process or acquire the intellectual property outright. We may be required to pay cash or issue securities, or both, to acquire such rights.

Regulation

We will be required to obtain regulatory approval in each jurisdiction in which the PETS system is operated. In addition, PETS (Geneve) SA, the Swiss subsidiary of PTML, will require approval by the Swiss Federal Banking Commission for operating an exchange. PETS (Geneve) SA intends to apply for this approval in early 2006. We cannot provide assurance that such regulatory approval will be obtained on a timely basis, if at all.

We are subject to an ongoing inquiry by The Panel on Takeovers and Mergers in the United Kingdom, or the Panel, with respect to our acquisition of all the outstanding shares of PTML. PTML was subject to The City Code on Takeovers and Mergers, or the Code, a non-statutory set of guidelines that regulates takeover activity in the U.K., at the time that we made offers to the PTML stockholders. The Code is issued and administered by the Panel and applies to all takeover and merger transactions when the offeree is a U.K. public company. The Panel has brought to our attention that we did not fully comply with the Code by making information relating to our offers available to the stockholders of PTML at the relevant time. In particular, we failed to make available certain financial information as required under Rule 24.2 of the Code. This information includes the financial details of the offeror for the last three years; a statement of its assets and liabilities; a cash flow statement; and the nature of its business and financial and trading prospects. In addition, under Rule 3 of the Code, an offeror and offeree are each required to obtain competent independent advice on any offer. Our company and PTML did not follow these requirements. In an effort to rectify the situation, we have sent letters to all former PTML stockholders to present information that they should have had at the time of our offers. In addition, we have asked each of these stockholders to confirm that, if they had received such information at the relevant time, they would still have consented to transferring their shares in PTML for shares in our predecessor company, Mesa Gold. We are awaiting receipt of these stockholder consents and clearance by the Panel. We do not expect the Panel inquiry to result in any material financial impact on our company or results of operations.

Competition

Unlike many traditional systems, the PETS system is capable of operating 24 hours per day, in any recognized currency or financial instrument world-wide with real-time, instantaneous trading and settlement. To the best of our knowledge, the PETS system is unique in that no other system currently provides the complete trading lifecycle from start to finish in such a tightly integrated fashion in real time. However, the PETS system is based on new and unproven technology, and will face significant competition from existing market systems that are used world wide. Many of the individual steps in the trading lifecycle are available from a wide variety of systems and organizations, many of which are larger than our company, better capitalized, and more established. As such, on this limited basis we compete with every single exchange, settlement engine, and custodian operation in the world.

Although we believe our competition currently is limited, we anticipate that as our system becomes widely known throughout the industry we will face competitive pressure from large and entrenched companies that are vendors of trading systems or order book matching systems. Many of these competitors have greater financial resources than our company and may attempt to hinder the implementation and expansion of the PETS system in order to protect their market share.

Marketing

To date, we have not engaged in any significant marketing activities. We believe that marketing the PETS system in this stage of development would be premature and prejudicial to our ability to obtain the broad degree of patent protection we are seeking. Our marketing strategy pertains to developing a relatively small number of corporate strategic partners and key strategic product positions to leverage our market penetration. For example, in August 2005, PTML granted a right to use the PETS system in Canada to Atlantic Group Holdings Inc., or Atlantic, a company incorporated in the British Virgin Islands. Our controlling stockholder, T.P. Ramsden, owns a 70% controlling interest in Atlantic. We currently have no other customers besides Atlantic. However, we believe there are vast quantities of market and product opportunities available at the present time, more than could be pursued by all platforms currently on the market.

Examples of our target markets and customers include the following:

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Major financial institutions. A number of large financial institutions hold equity or debt positions in large non-listed companies. The formation of a market and the availability of pricing in that market will enable these institutions to count some previously non-qualifying investments in the relevant classes towards their capital adequacy requirement.

•
The real estate mortgage market. In the United States, mortgages are packaged together and sold as investment products. Quasi-governmental organizations such as Fannie Mae and Freddie Mac provide these types of packaged securities. The PETS system could provide the trading platform for these products both in the United States and in Europe.

•
Companies that are looking to maximize value and liquidity for their stockholders. Shares in private or non-listed companies often trade at a significant discount to their true value due to the lack of a liquid market. The PETS system offers an easy and effective route to forming a market for these shares and will greatly enhance value and liquidity for stockholders of client companies.

•
Turnkey exchanges. We have the ability to quickly provide a simple yet modern order matching system combined with access to the world’s major clearing systems through our clearing partner, SBP. This is a solution for many emerging markets, where the low cost of entry based on on-going revenue sharing makes the PETS system a viable commercial proposition for a turnkey exchange. The security and confidence given to such markets by virtue of the settlement and custodian operations being carried out by a reputable international bank will enable these markets to attract investors that would otherwise not be prepared to invest in such emerging markets. These turnkey exchanges will be of use in both developing countries and in developed countries with mature economies that lack existing electronic markets for particular instruments.

Employees

To date, we have subcontracted out the design and development of the PETS system and, as a result, have not needed large numbers of employees. Until September 2004, we operated out of leased premises in Mayfair, London and had a total of seven employees. Following completion of the initial development phase, this staff gradually left and the focus shifted to North America. As we move towards gaining regulatory approval and the actual operation stages of our plan, we anticipate re-engaging employees, primarily in Switzerland. We currently have two employees and one independent contractor. However, in early 2006, we intend to convert most of the independent contractors we are currently using to employees.

Our trading system is highly automated. Other than granting initial access and setting up new customers and financial instruments, the system does not need human input for the actual operation. However, regulatory requirements and commercial considerations will require sufficient staff to maintain oversight and to intervene in the event of the system making an error or failing. We anticipate engaging these people in early 2006.

Foreign Subsidiaries

We have one wholly owned subsidiary in the U.K., The Private Treaty Market plc, or PTML, which in turn has a wholly owned subsidiary in Switzerland, PETS (Geneve) SA. The design and development of the PETS system has been carried out by PTML. We plan that the future live operation of the system will be carried out by PETS (Geneve) SA, with operational support provided by PTML. PETS (Geneve) SA will require approval by the Swiss regulatory authorities and it intends to apply for this approval in early 2006. There can be no assurance that such regulatory approval will be obtained on a timely basis, if at all.

General Information

As used in this Registration Statement, the terms “we,” “our,” and “us” refers to Private Trading Systems, Inc., a Nevada corporation and its consolidated subsidiaries. The term “Mesa Gold” means our predecessor company, Mesa Gold, Inc., a Nevada corporation. The term “PTML” means The Private Treaty Market plc, a U.K. company and wholly owned subsidiary of our company. The term “PETS (Geneve) SA” means PETS (Geneve) SA, a Swiss company and wholly owned subsidiary of PTML, presently without operations.

Our Internet address is www.pvtd.com. We will make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC. We will also post on our website upon adoption by our board of directors, and make available in print upon request to our Investor Relations Department, the charters for our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee after formation of such committees, as well as, when created and adopted, our Procedures for Communications with Non-Management Directors, our Policy on Reporting of Concerns Regarding Accounting and Auditing Matters, Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which will govern our directors, officers, and employees. Within the time period required by the SEC, we will post on our website any amendments to our Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, and our executive officers or directors. In addition, information concerning purchases or sales of our equity securities by our directors and Section 16 reporting officers will be posted on our website.

Our stock is currently traded on the pink sheets under the symbol “PVTD.PK.” Our Investor Relations Department can be contacted at Private Trading Systems, Inc, 15849 North 71st Street, Suite 105, Scottsdale, Arizona 85254, Attn: Investor Relations, telephone: (480) 281-1809; e-mail: info@pvtd.com.

ITEM 1A.	RISK FACTORS.

Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this Registration Statement before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, with the loss of part or all of an investment in the common stock.

Risks Related to Our Business

We have a limited operating history and there is no assurance that our company will achieve profitability.

We are a development stage company requiring further investment in process development and corporate infrastructure. Any failure to make such investment on a timely basis may have a material adverse effect upon our operations. Until recently, we have had no significant operations or revenues with which to generate profits or greater liquidity. Although our subsidiary, PTML, recently entered into a license agreement with Atlantic Group Holdings Inc. that is expected to provide some revenues, we have not yet generated a sufficient amount of operating revenue to sustain our projected operations. We have a very limited current operating history on which investors can evaluate our potential for future success. Our ability to generate revenue is uncertain and we may never achieve profitability. Potential investors should evaluate our company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include:

•	lack of sufficient capital;
•	unanticipated problems, delays, and expenses relating to product development and implementation;
•	potential lack of sufficient intellectual property protection;
•	unproven business model;
•	licensing and marketing difficulties;
•	competition;
•	technological changes; and
•	uncertain market acceptance of our products and services.

As a result of our limited operating history, our plan for growth, and the competitive nature of the markets in which we may compete, our historical financial data are of limited value in anticipating future revenue, capital requirements, and operating expenses. Our planned capital requirements and expense levels will be based in part on our expectations concerning capital investments and future revenue, which are difficult to forecast accurately due to our current stage of development. We may not be able to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Our product development, marketing, and general administrative expenses may increase significantly if we begin to increase our sales and expand operations. To the extent that these expenses precede or are not rapidly followed by a corresponding and commensurate increase in revenue or additional sources of financing, our business, operating results, and financial condition may be materially and adversely affected.

We will require capital funding sufficient to meet our operating needs before we generate substantive cash flows from operations.

Our controlling stockholder has funded a significant portion of our operations to date and has provided commitment to contribute $20 million in new financing to our company if and when our common stock receives final approval for listing on AMEX. We cannot provide assurance that we will receive an AMEX listing, that the proposed financing transaction will be consummated on a timely basis, if at all, or that the funding we have received to date from our controlling stockholder will continue to be available in the amounts or at the times that we may require to continue our operations. Any failure to receive such funding on a timely basis may have a material adverse effect upon our prospects. This may require our company to raise money through the sale of equity or debt securities to other sources. If we fail to arrange for sufficient capital in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We cannot predict the timing or amount of our capital requirements at this time. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our financial condition, operating results, and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights preferences, or privileges that are senior to our common stock.

Presently, we cannot provide assurance that a market exists for our products and services.

The PETS system is a new system that has not yet been presented to the market. We therefore cannot provide assurance that we will generate revenues from the PETS system in the amounts or at the rate that we currently expect. If the PETS technology does not work as anticipated or our system is not scalable, we could lose money or fail altogether.

From time to time, we plan on launching upgrades to the system.  Our future success with our product and service offerings will depend on our ability to accurately determine and offer the functionality and features required by our customers and strategic partners, as well as the ability to enhance our products and services and deliver them in a timely manner. We cannot predict the present and future size of the potential market for our next generation of products and services, and we may incur substantial costs to enhance and modify our products and services in order to meet the demands of this potential market. If the market does not accept our system or upgrades to the system that we launch from time to time, our operating results and financial condition would be materially adversely affected.

We could lose money or fail if the PETS system does not work as anticipated or if it is not scalable.

The PETS system will require highly reliable computers that are capable of processing large numbers of transactions in a secure manner and on a continual basis. We will be required to scale the system to handle the increased volume of transactions. Any limitations on or failure in our ability to scale the system while controlling costs will delay or stop the growth of the PETS systems, which would have a material adverse affect on our business, financial conditions, and operating results.

Our business and competitive position will be harmed if we are unable to protect our intellectual property.

Our success will depend heavily upon, and we have limited protection over, our proprietary technology. We plan to rely on a combination of the protections provided under applicable patent, copyright, trademark, and trade secret laws, confidentiality procedures, and licensing arrangements to establish and protect our proprietary rights. To date, we have filed one provisional patent application with respect to our PETS trading system with the U.S. Patent and Trademark Office, or USPTO. The patent will not be examined by the USPTO and the provisional rights under such patent will expire twelve months from the filing date unless we convert the provisional patent into a non-provisional patent and begin prosecution of the patent claims before the expiration date. We can provide no assurance that the USPTO will issue our company this patent or any others that we file with respect to the PETS trading system or, if ultimately issued, that our company will have the financial resources necessary to adequately enforce its rights under such patents.

Issuance of a United States patent application is determined solely by the USPTO based upon factors including utility, non-obviousness, and novelty, among others. To date, only the principals of our company have completed prior art searches and we have not engaged a third party to render an opinion as to the patentability of the PETS system or non-infringement of other parties’ intellectual property rights. It is possible that such searches may reveal that the PETS system is not protectible, that we may be required to obtain a license to operate the system, or that the system infringes the rights of another person. Depending upon the success of the prosecution of the non-provisional patent application, we may file for foreign patent protection, but we have not done so thus far. We can provide no assurance that any foreign or national patent will be granted on a timely basis, if at all.

If issued, patent enforceability involves complex legal and factual questions and, therefore, cannot be predicted with certainty. Our patents may be challenged, invalidated, or circumvented. The enforcement of our intellectual property rights can be expensive and time consuming, even if the outcome is favorable to us. Also, our patent rights may not provide us with a proprietary position or competitive advantages against competitors. If the rights to any of our technology or processes have already been encompassed in other parties’ intellectual property rights, we will need to acquire a license to practice the process or acquire the intellectual property outright. Any such acquisitions may require us to pay a significant amount of cash or issue our company’s securities in exchange for such rights.

As part of our confidentiality procedures, we generally plan to enter into non-disclosure agreements with our developers and marketers.  Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our system or to reverse engineer or obtain and use information that we regard as proprietary, to use our technology without authorization, or to develop similar technology independently. Moreover, the laws of some other countries do not protect our proprietary rights to the same extent as do the laws of the United States. Furthermore, we have only a provisional patent on our proprietary system and processes, and existing copyright laws afford only limited protection.  We can provide no assurance that we will be able to protect our proprietary software and methods against unauthorized third party copying or use, which could adversely affect our competitive position.

Third parties may infringe or misappropriate our patents, copyrights, trademarks, service marks, trade dress, and other proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition, and results of operations. We may decide to initiate litigation in order to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of our proprietary rights. Any such litigation could result in substantial expense, may reduce our profits, and may not adequately protect our intellectual property rights. In addition, we may be exposed to future litigation by third parties based on claims that our products or services infringe their intellectual property rights. Any such claim or litigation against us, whether or not successful, could result in substantial costs and harm our reputation. In addition, such claims or litigation could force us to do one or more of the following:

•	cease selling or using any of our products or services that incorporate the challenged intellectual property, which would adversely affect our revenue;
•	obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and
•
redesign or, in the case of trademark claims, rename our products or services to avoid infringing the intellectual property rights of third parties, which may not be possible and in any event could be costly and time-consuming.

Even if we were to prevail, such claims or litigation could be time-consuming and expensive to prosecute or defend, and could result in the diversion of our management’s time and attention. These expenses and diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We intend to operate in markets that are highly regulated and regulatory approval is required before we can commence operations in earnest.

We currently have not obtained the necessary regulatory approval to operate PETS in Switzerland or any jurisdiction in which we intend or desire to operate. There is a great deal of cost and uncertainty involved in obtaining the required regulatory approval in each jurisdiction in which we plan to operate, which includes any foreign jurisdiction in which financial instruments are traded. There is no assurance that we will be eligible or successful in applying for and obtaining the requisite regulatory approval in such jurisdictions, in which case we would be unable to operate or do business in that jurisdiction. Depending upon the jurisdiction, particularly Switzerland, this would have a material adverse effect upon our business, financial operations and prospect.

We intend to operate from multiple sites and on different continents, which will pose burdens on both costs and communications.

We plan to operate the settlement portion of our system in Switzerland while aligning with major strategic partners in other jurisdictions in the world that can implement the trading arm of the PETS system while utilizing the Swiss settlement and custodian facilities. Any failure in our communications systems could have a material adverse effect upon our operations and could impact adversely upon revenues.

We may not be able to compete in the market because we lack experience and have limited funds.

Currently, there are no identifiable competitors of PETS. However, any number of third-parties may attempt to create a trading system similar to PETS. These third-parties may have greater financial and other resources than we do. Some of these competitors may be prepared to accept less favorable payment terms than our company when negotiating or renewing arrangements and transaction fees. We believe that competition will intensify and increase in the future. Our competitors may be better positioned to address technological developments within the industry or may react more favorably to these changes. Our inability to be competitive in obtaining and maintaining customers and strategic partners would have a negative effect on our revenues and results of operations.

We depend upon our executive officers and key personnel.

Our performance depends substantially on the performance of our executive officers and other key personnel. The success of our business in the future will depend on our ability to attract, train, retain, and motivate highly qualified technical and managerial personnel. The loss of services of any executive officers or key personnel could have a material adverse effect on our business, revenues, results of operations or financial condition. Competition for talented personnel is intense, and there is no assurance that we will be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future. In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate. Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and results of operations. We currently do not maintain key person life insurance on the life of our Chairman and CEO.

We may not be able to manage our growth.

We anticipate a period of significant growth as we begin to commercialize the PETS trading system. This growth could cause significant strain on our managerial, operational, financial, and other resources. Success in managing this expansion and growth will depend, in part, upon the ability of our senior management to effectively manage the growth of our company. Any failure to manage the proposed growth and expansion of our company could have a material adverse effect on our business.

Our business will operate in a rapidly changing industry and we may not be able to compete and keep our customers if we do not keep pace with new technology.

The industries in which we plan to participate are characterized by rapid technological change, evolving industry standards in trading system development and marketing technology, changes in customer requirements, and frequent new product introductions and enhancements. The introduction of products and services embodying new technologies, the emergence of new industry standards or changes in customer requirements or preferences could render our existing products and services obsolete and unmarketable and we will be unable to compete effectively. As a result, our success will depend in part upon our ability to continue to develop trading system products and services that keep pace with technological developments, satisfy increasingly sophisticated customer requirements, and achieve customer acceptance.  We cannot provide assurance that any future enhancements to our system will achieve customer acceptance or will adequately address the changing needs of the marketplace. We also cannot provide assurance that we will be successful in developing and marketing enhancements to our existing system incorporating new technology on a timely basis.

Exchange rate fluctuations between the U.S. dollar and other currencies in which we do business may result in currency translation losses.

Our offices are located in the United States.  We believe that our products will attract international users who will pay for license fees in currencies other than U.S. dollars.  In that case, we may need to exchange some of the cash held in other foreign currencies to U.S. dollars. We currently do not plan to engage in hedging transactions, and an unfavorable foreign exchange rate at the time of conversion to U.S. dollars would adversely affect the net fair value of the foreign denominated cash upon conversion.

Potential software defects and product liability claims could result in delays in market acceptance, unexpected costs, and diminished operating results.

Software programs frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Once we develop and commercialize our trading system, defects and errors could be found in our programs, future upgrades to then-current programs or newly developed and released programs. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially and adversely affect our operating results. We may include provisions in license agreements with our customers that attempt to limit our exposure to potential product liability claims, but those provisions may not be enforceable as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim may have a material adverse effect on our business, operating results and financial condition.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the fiscal year ending March 31, 2008, we will be required to furnish a report by our management on our internal control over financial reporting. The internal control report must contain (i) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting, (ii) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of our internal control over financial reporting, (iii) management’s assessment of the effectiveness of our internal control over financial reporting as of the end of our most recent fiscal year, including a statement as to whether or not internal control over financial reporting is effective, and (iv) a statement that our independent auditors have issued an attestation report on management’s assessment of internal control over financial reporting.

In order to achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants, and adopt a detailed work plan to (i) assess and document the adequacy of internal control over financial reporting, (ii) take steps to improve control processes where appropriate, (iii) validate through testing that controls are functioning as documented, and (iv) implement a continuous reporting and improvement process for internal control over financial reporting. We can provide no assurance as to our, or our independent auditors’, conclusions at March 31, 2008, with respect to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. There is a risk that neither we nor our independent auditors will be able to conclude at March 31, 2008, that our internal controls over financial reporting are effective as required by Section 404 of the Sarbanes-Oxley Act.

During the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Risks Related to the Internet

We may not be able to adapt as the Internet continues to evolve.

Some applications of the PETS system may rely on the Internet to provide the functionality and timeliness that existing trading markets lack. The Internet and e-commerce are characterized by:

•	rapid technological change;
•	changes in user requirements and preferences;
•	frequent new product and service introductions embodying new technologies; and
•	the emergence of new industry standards and practices that could render our existing service offerings, technology, and hardware and software infrastructure obsolete.

In order to compete successfully in the future we must:

•	enhance our existing technologies and develop new technologies that address the increasingly sophisticated and varied needs of our prospective customers and users;
•	license, develop or acquire technologies useful in our business on a timely basis; and
•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Our future success may depend on continued growth in the use of the Internet.

Because an Internet-based trading platform is a relatively new and rapidly evolving business concept, the ultimate demand and market acceptance for our services will be subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet-based business solutions that use these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Our business, prospects, financial condition, and results of operations would be materially and adversely affected if the use of the Internet and other online services does not continue to grow or grows more slowly than we expect.

We may be required to keep pace with rapid technological change in the Internet industry.

In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing services, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technologies, and systems may become obsolete. We may not have the funds or technical know-how to upgrade our services, technology, and systems. If we face material delays in introducing new services, products, and enhancements, our advertisers and users may forego the use of our services and select those of our competitors, in which event our business, prospects, financial condition, and results of operations could be materially and adversely affected.

Regulation of the Internet may adversely affect our business.

Due to the increasing popularity and use of the Internet and online services, federal, state, local, and foreign governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services. These laws and regulations may affect issues such as user privacy, pricing, content, taxation, copyrights, distribution, and quality of products and services. In particular, legislators and regulators may focus their attention on regulatory securities transactions via the Internet as our business grows. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, and taxation, apply to the Internet and Internet advertising and directory services. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Any new legislation could hinder the growth in use of the Internet generally or in our industry and could impose additional burdens on companies conducting business online, which could, in turn, decrease the demand for our services, increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our business could be negatively impacted if the security of the Internet becomes compromised.

To the extent that our activities involve the storage and transmission of proprietary information about securities transactions or our users, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. Our security measures may not prevent security breaches. Our failure to prevent these security breaches or a misappropriation of proprietary information may have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our technical systems could be vulnerable to online security risks, service interruptions or damage to our systems.

Our systems and operations may be vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users or “hackers,” natural disaster, and similar events. Preventing, alleviating, or eliminating computer viruses and other service-related or security problems may require interruptions, delays or cessation of service. We may need to expend significant resources protecting against the threat of security breaches or alleviating potential or actual service interruptions. The occurrence of such unanticipated problems or security breaches could cause material interruptions or delays in our business, loss of data, or misappropriation of proprietary or customer- or user-related information or could render us unable to provide services to our customers or users for an indeterminate length of time. The occurrence of any or all of these events could materially and adversely affect our business, prospects, financial condition, and results of operations.

Risks Related to Our Securities

Our common stock currently is very thinly traded only on the pink sheets and it is not listed or authorized for quotation on any U.S. exchange or quotation system.

Our stock is susceptible to wide price swings and may be susceptible to price manipulation. The price of our stock at any given time may not reflect its true value. Thinly traded, illiquid stocks, like our company’s stock, are more susceptible to price manipulation and to significant and sudden price changes than stocks that are more widely followed by the investment community and actively traded on a recognized U.S. exchange or quotation system.

A significant amount of our common stock is or may be controlled by individuals or voting blocks, and the interests of such individuals or voting blocks could conflict with those of our other stockholders.

Because our common stock is thinly traded, a single stockholder with significant holdings or relatively small groups of stockholders have the power to influence matters requiring the approval of stockholders. Approximately 44% of our outstanding common stock currently is owned by T.P. Ramsden. As a result, Mr. Ramsden has the power to influence significantly all matters requiring the approval of our stockholders, including the election of directors and the approval of other significant resolutions, and his interests may conflict with those of our other stockholders. In addition, control of a significant amount of our common stock by insiders could adversely affect the market price of our common stock.

Our common stock may be subject to the “penny stock” rules as promulgated under the Exchange Act.

In the event that no exclusion form the definition of “penny stock” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is available, then any broker engaging in a transaction in our common stock will be required to provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements shoeing the market values of our company’s securities held in the customer’s accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer’s confirmation of sale. Certain brokers are less willing to engage in transactions involving “penny stocks” as a result of the additional disclosure requirements described above, which may make it more difficult for holders of our common stock to dispose of their shares.

Certain provisions of Nevada law and in our charter may prevent or delay a change of control of our company.

We are subject to the Nevada anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Nevada corporations from engaging in a merger, consolidation, sales of its stock or assets, and certain other transactions with any stockholder, including all affiliates and associates of the stockholder, who owns 10% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 10% or more of the corporation’s voting stock except in certain situations. In addition, our amended and restated articles of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include the following:

•	our board is classified into three classes of directors as nearly equal in size as possible, with staggered three year-terms;

•	the authority of our board to issue up to 5,000,000 shares of serial preferred stock and to determine the price, rights, preferences, and privileges of these shares, without stockholder approval;

•	all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent unless such action or proposal is first approved by our board of directors;

•	special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the President of our company; and

•	cumulative voting is not allowed in the election of our directors.

These provisions of Nevada law and our articles and bylaws could prohibit or delay mergers or other takeover or change of control of our company and may discourage attempts by other companies to acquire us, even if such a transaction would be beneficial to our stockholders.

ITEM 2.	FINANCIAL INFORMATION.

Selected Financial Data

The table that follows sets forth certain financial data of our company. We derived the summary financial data as of March 31, 2005 and September 30, 2005 and data for the period from March 13, 2003 (inception) to March 31, 2005 from our audited financial statements included elsewhere in this Registration Statement.

	Six months ended September 30, 2005	Period from March 13, 2003 (inception) to September 30, 2005
Statement of Operations Data:

Revenues	$905	$13,541

Operating expenses:

General and administrative	739,178	3,387,509

Total operating expenses	$739,178	$3,387,509

Operating loss	$(738,273)	$(3,373,968)
Interest expense	(640)	(11,603)

Net loss	$(738,913)	$(3,385,570)

Basic and diluted net loss per share	$(0.002)	$(0.009)

Shares used to compute basic and diluted net loss per share	396,221,775	386,412,553

	At September 30, 2005	At March 31, 2005
Balance Sheet Data:
Cash	$4,161	$40,504
Working capital (deficiency)	$4,568,495	$(2,487,242)
Total assets	$9,596,136	$3,625,493
Deficit accumulated during the development stage	$3,385,571	$2,646,657
Total stockholders’ deficiency	$7,221,944	$85,030

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is presented to assist in understanding our financial condition and results of operations for the period from March 13, 2003 (inception) to March 31, 2005 and the six months ended September 30, 2005. This discussion contains predictions, estimates, and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under “Item 1A. Risk Factors” and elsewhere in this Registration Statement. These risks could cause our actual results to differ materially from those anticipated in these forward-looking statements.

Overview

Since our inception in March 2003, we have acquired and continued to develop a trading system for use in financial markets. This system is called the Private Equity Trading System, or PETS. The PETS system has not yet been launched in the financial markets and has not yet received required regulatory approval, although we have successfully tested the system.

Effective as of December 17, 2004, we commenced the acquisition of all of the outstanding shares of The Private Treaty Market plc, or PTML, a company incorporated in England and Wales, the United Kingdom, on March 13, 2003. For accounting purposes, the acquisition was effective as of January 27, 2005 and was classified as a reverse acquisition of our company by PTML under the purchase method of accounting. The acquisition was treated as a recapitalization with PTML as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 27, 2005 acquisition of our company by PTML. The financial statements have been prepared to give retroactive effect to January 27, 2005 (the date of organization of PTML) of the reverse acquisition completed on March 31, 2005 and represent the operations of PTML. Consistent with reverse acquisition accounting, (i) all of PTML’s assets, liabilities, and accumulated deficit are reflected at their combined historical cost (as the accounting acquirer) and (ii) our company’s preexisting outstanding capital shares are reflected at their net asset value as if issued on March 13, 2003.

Lack of Revenue

We have not yet launched our system in the financial markets, and therefore we did not generate any meaningful revenue from any source through September 30, 2005. The PETS system is not expected to be commercially available until mid-2006, if at all. We do not expect to generate any measurable revenue within the foreseeable future and may never be able to do so. We have, however, granted a license to use the PETS system in Canada to Atlantic Group Holdings Inc., a company controlled by our controlling stockholder, T.P. Ramsden. To date, we have derived minimal revenue from that arrangement.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. Our significant accounting policies are more fully described in Note 2 in the notes to our consolidated financial statements in Item 13 of this Registration Statement. The following accounting policies are critical to fully understanding and evaluating our financial results.

Research and Development Expense. Research and development expenses consist primarily of costs associated with determining feasibility, testing, and licensing of our system and processes. These costs include fees paid to consultants and outside service providers for market testing and development, legal expenses, and other expenses. We have capitalized the continuing research and development costs as they are incurred, on the basis that the system has been proven technically and now is being enhanced.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. On an ongoing basis, management evaluates these estimates and judgments. Management bases estimates on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results might differ from these estimates under different assumptions or conditions.

Recently Issued Accounting Standards. In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires the classification as a liability of any financial instruments with a mandatory redemption feature, an obligation to repurchase equity shares, or a conditional obligation based on the issuance of a variable number of its equity shares. The Company does not have any financial instruments with a mandatory redemption feature. The Company believes the adoption of SFAS No. 150 will not have a material effect on the Company’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Company’s financial statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN No. 46 states that companies that have exposure to the economic risks and potential rewards from another entity’s assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all variable interest entities created after January 31, 2003. For variable interest entities that existed prior to February 1, 2003, the consolidation requirements are effective for annual or interim periods beginning after June 15, 2003. Disclosure of significant variable interest entities is required in all financial statements issued after January 31, 2003, regardless of when the variable interest was created. The Company is presently reviewing arrangements to determine if any variable interest entities exist but does not anticipate the adoption of FIN 46 will have a significant impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The adoption of this standard may have a material effect on the Company’s financial position and results of operations assuming employee stock options are granted in the future.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that the adoption of SFAS No. 153 will have no impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. The statement is an amendment of APB Opinion No. 29, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of SFAS No. 153 will have no impact on the Company’s financial position or results of operations.

Results of Operations

Because we are a development stage company with limited operations, we believe a period-to-period comparison of our financial results would not provide meaningful information at this time. Therefore, we are instead providing a narrative that explains our operations and financial results to date, our liquidity and capital resources, as well as our plan of operation going forward.

From our inception through September 30, 2005, we have not generated any meaningful revenue. Our operating results reflect (i) the cost of continuing development to the PETS system and processes, and (ii) the costs and temporary disruption we incurred in connection with our acquisition of PTML.

Our general and administrative expenses consisted primarily of salaries and related expenses for executive, finance, and other administrative personnel, recruitment expenses for such personnel, consulting and professional fees, and other corporate expenses, including general legal expenses. As of September 30, 2005, we have incurred aggregate general and administrative expense of $3,387,509. We have also had aggregate interest expense of $11,603 during that period. As a result, we had a net loss of $3,385,570 for the period from inception to September 30, 2005.

Liquidity and Capital Resources

We have incurred negative cash flow from operations since we started our business as a result of expenses incurred through a combination of research and development activities related to the PETS system and expenses supporting those activities. We expect to continue to spend substantial amounts in connection with implementing our business strategy, including continued product development efforts. We currently have working capital of $4,568,494 as of September 30, 2005. Based on these resources, we expect that we will need additional financing to continue our operations in 2006. Specifically, we believe that we will need approximately $4.0 million over the next 16 months. This would provide us with sufficient resources to apply for the required Swiss regulatory approval, initiate our marketing efforts, develop our infrastructure in Switzerland and the U.K. in order to support the use of the system, and develop enhancements to the current system in order to move it beyond a demonstration system to one capable of handling large volumes of trades.

Notwithstanding the foregoing, the actual amount of funds we will need to operate is subject to many factors, some of which might be beyond our control. These factors include the following:

•	the progress of our development activities;
•	the number and scope of our research programs;
•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;
•	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and
•	the costs and timing of regulatory approvals.

We have based our estimate of anticipated financing needs on assumptions that might prove to be incorrect. We might need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt, and other sources. We might seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements.

We have entered into a written commitment agreement with our controlling stockholder, T.P. Ramsden, pursuant to which Mr. Ramsden has agreed to contribute $20 million in new financing, comprised of a mixture of cash and liquid securities, including shares of Birchington Investments, Ltd. Mr. Ramsden’s financing commitment is conditioned upon our receiving final approval for listing on the American Stock Exchange. The Commitment Agreement with Mr. Ramsden has been filed as an exhibit to this Registration Statement.

Besides Mr. Ramsden’s commitment, we do not have any other committed sources of financing at this time and it is uncertain whether additional funding will be available when we need or whether any such financing will be available on terms that will be acceptable to us. If we raise funds by issuing debt, we will have to pay or refinance the debt at maturity, regardless of our financial condition or liquidity at that time. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we might not be able to carry out our business plan. As a result, we might have to significantly limit or terminate our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for 2006 is to continue implementing our business strategy, which initially is to develop key strategic partnerships in our core target segments, then to collaterally develop exchange applications. The first industry segment we will target is the insurance industry. The second target for the sale of our products and services is the broader Asian markets. We expect to field inquiries from several key exchanges, banks, and insurance industry leaders within the first six months of our marketing efforts in Asia. Our third focus will be on Latin America and Brazil, with a specific concentration on expanding existing trading in those established markets. We believe our ability to handle instantaneous delivery versus payment in multiple currencies in real time will uniquely position our company to be the technical platform for trading to major markets worldwide.

In addition to the foregoing, we plan to take the following actions:

•	obtaining an American Stock Exchange listing;
•	filing appropriate patents with respect to our proprietary technology;
•	obtaining regulatory approval (including any required system amendments) to operate the system;
•	making and incorporating improvements in our technology in order to convert what currently is a robust but small-scale demonstration system into something capable of handling larger-scale trading;
•	hiring a sales staff to identify customers and markets where the PETS system may be applicable and providing the system to these markets; and
•	building our support and operation infrastructure in the United States, the U.K. and Switzerland in order to support these new customers.

We expect our principal expenditures through March 31, 2006 to include:

•	operating expenses, including general and administrative and business development expenses;
•	product development expenses, including the costs incurred with respect to applications for and implementation of our PETS system; and
•	expenditures and capital investment associated with obtaining regulatory approvals.

Our plan of operations for the U.K. and European operations through the end of 2006 is to incorporate improvements in the technology and to complete the testing of the PETS system. This will require us to appoint key technical personnel in Geneva to work with PETS (Geneve) SA and with Société Bancaire Privée. We expect to enter into an agreement with Société Bancaire Privée, pursuant to which Société Bancaire Privée will provide settlement and custody services for trades executed on the PETS system. Users of PETS will at all times retain legal ownership over their dematerialized financial instruments while Société Bancaire Privée will control the custody of those users’ money and financial instruments. The holdings are ultimately held in the world’s major custody systems, such as Euroclear® or Clearstream®.

We plan to make a formal application for regulatory approval from the Swiss Federal Banking Commission, which will require an estimated increase of $1.0 million in the capitalization of PETS (Geneve) SA. If and when regulatory approval is granted, it will enable us to commence operations with third parties in Switzerland.

During this period, we also plan to file relevant foreign patent applications to complement our patent filings in the United States. We also will need to recruit key senior personnel, particularly in marketing and finance. In addition to the strategic partnerships that we intend to pursue in conjunction with our U.S. and European operations, we plan to explore opportunities with respect to other products that could be traded using the PETS system (such as carbon credits, energy futures, deferred excise duty, and real estate investment trusts, or REITS) and develop the relevant applications of the PETS system that will be needed to accommodate such products. We will consider granting further licenses for individual territories similar to that granted to Atlantic Group Holdings Inc. with respect to Canada.

Research and Development Projects

All research and development projects are currently on hold pending completion of the American Stock Exchange listing process. We intend to restart our research and development programs in early- to mid-2006.

Income Taxes

As a development stage company that has not generated revenues, we have not earned taxable income to date. Therefore no taxation has been paid nor is any payable at present, and no provision for taxation is necessary.

Off-Balance Sheet Arrangements

At March 31, 2005 and September 30, 2005, we did not have any off-balance sheet arrangements.

Contractual Obligations

The following table sets forth our long-term debt obligations, as well as other long-term commitments and contingencies, and the corresponding maturity dates are listed below.

Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	—	—	—	—	—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	$15,375	$15,375	—	—	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	—	—	—	—	—
Total

Qualitative and Quantitative Disclosure About Market Risk

Due to the nature of our short-term investments and our lack of material debt, we have concluded that we face no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

ITEM 3.	PROPERTIES.

We do not own any real estate property. We lease office space in Scottsdale, Arizona. We have access to offices in London and Geneva, and will continue to use these for the operation of the business. In the coming year we expect to lease space in New York and to expand our operations in London and Geneva in order to meet anticipated needs of the business.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the number of shares of common stock owned of record and beneficially by directors, executive officers, and persons who hold 5.0% or more of the outstanding common stock of our company based upon the 414,903,011 shares of our common stock that were issued and outstanding on December 5, 2005. Also included are the shares held by all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of December 5, 2005 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned

Name	Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)
C. Austin (“Bud”) Burrell (2)	20,000,000	4.60%
Lindsay M. Smith (3)	6,000,000	1.43%
Nigel Bandy(4)	9,055,500	2.16%
Steven J. Caldwell, Sr.	0	*
Alan D. Liker(5)	2,000,000	*
Robert J. Stevens	9,649,000	2.33%
Virgil E. Wenger	5,000	*
Charles H. Woodworth	0	*
T.P. Ramsden (6)	180,589,930	43.52%
All directors and executive officers as a group (8 persons)	46,709,500	10.45%
________________
*	Represents less than one percent of our issued and outstanding common stock.

[1]
Based on 414,903,011 shares outstanding as of December 5, 2005. The numbers and percentages shown include the shares of common stock actually owned as of December 5, 2005, and the shares of common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of December 5, 2005, upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

[2]	Represents 20,000,000 shares of common stock issuable pursuant to non-qualified stock options granted to Mr. Burrell pursuant to a stock option agreement. The options are fully vested and exercisable.

[3]	Represents 6,000,000 shares of common stock issuable pursuant to non-qualified stock options granted to Mr. Smith pursuant to a stock option agreement. The options are fully vested and exercisable.

[4]
Includes 4,000,000 shares of common stock issuable pursuant to non-qualified stock options granted to Mr. Bandy pursuant to a stock option agreement. The options are fully vested and exercisable. Also includes 5,055,500 shares of common stock held by Ratio Group Ltd. Mr. Bandy exercises voting and investment control over the securities owned by Ratio Group Ltd. Mr. Bandy disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

[5]	Represents 2,000,000 shares of common stock issuable pursuant to non-qualified stock options granted to Mr. Liker pursuant to a stock option agreement. The options are fully vested and exercisable.

[6]
Includes 4,680,000 shares of common stock held by Birchington Investments Ltd., 1,870,000 shares of common stock held by Denvel Investments Ltd., 300,000 shares of common stock held by Griffin Investments Ltd., 360,000 shares of common stock held by Hunter Wise Securities, 1,122,000 shares of common stock held by Larder Finance Ltd., 35,003,860 shares of common stock held by Oval Island Ltd., 52,730,965 shares of common stock held by Société Bancaire Privée, and 584,000 shares of common stock held in Cede & Co. on behalf of Mr. Ramsden and Griffin Investments Ltd. Mr. Ramsden exercises voting and investment control over the securities owned by the foregoing entities. Mr. Ramsden disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the name and position of each of our directors and executive officers as of December 5, 2005.

Name	Age	Position

C. Austin (“Bud”) Burrell	59	Chairman of the Board, President, Chief Executive Officer, Corporate Secretary, and Treasurer
Lindsay M. Smith	54	Chief Financial Officer and Director; President and Chief Executive Officer of PTML
Nigel Bandy	43	Chief Technology Officer of PTML
Steven J. Caldwell, Sr.	60	Director
Alan D. Liker	68	Director
Robert J. Stevens	39	Director
Virgil E. Wenger	75	Director
Charles H. Woodworth	59	Director

C. Austin (“Bud”) Burrell - Chairman of the Board, President, Chief Executive Officer, Corporate Secretary, and Treasurer.  Mr. Burrell joined our company in December 2004 as Chairman of the Board, President, Chief Executive Officer, Corporate Secretary, and Treasurer. Prior to joining our company, Mr. Burrell worked as a consultant for Quantum Matrix, Inc. from July 2000 to December 2004. From December 1999 to July 2000, he served as President, Chief Operating Officer, and a director of What’s For Free Technologies, Inc. Mr. Burrell also serves as a director of Windergy, Inc.

Lindsay M. Smith - Chief Financial Officer and Director; President and Chief Executive Officer of PTML.  Mr. Smith was appointed Chief Financial Officer and a Director of our company in November 2005. He joined PTML in May 2005 as President and Chief Executive Officer and also serves on the board of directors of PTML. Mr. Smith is a U.K. qualified Chartered Accountant. From July 2004 to March 2005, he served as a director of Caplay plc, a U.K. publicly quoted company. Prior to that, Mr. Smith had been a director of a number of venture capital start up and recovery companies, having previously spent 11 years with a U.K. Merchant Bank both in the U.K. and the United States.

Nigel Bandy - Chief Technology Officer.  Mr. Bandy joined PTML in December 2003 as Chief Executive Officer and served in such position until May 2004. He was appointed Chief Technology Officer of the Company in November 2005. Mr. Bandy has served on the board of directors of PTML since May 2005. Mr. Bandy has served as a managing director of Ratio Group Ltd., a U.K. corporation, since 1997. Ratio Group is engaged in the business of financial software development.

Steven J. Caldwell, Sr. - Director.  Mr. Caldwell has been a Director since November 2005. He has been a partner with WestonDev Group, LLC since 2002. Prior to that, Mr. Caldwell served from 2000 to 2001 as Vice President of Business-to-Business Internet Services of Chiliad Publishing and was General Manager of Thompson Finanical/fnReporter.com from 1998 to 2000.

Alan D. Liker - Director.  Mr. Liker has been a Director since November 2005. He has been the Principal Advisor of SOCAL, an entity owned by the founding family of Budget Rental Car World Wide since 1990, and a founding member of RAST Associates LLC, a technology development company, since 2000. Mr. Liker also serves as Vice President of Celebrate Management Services LLC, which is the Manager of Celebrate Capital Fund LLC, a real estate development company.

Robert J. Stevens - Director.  Mr. Stevens has been a Director since November 2005. He has served on the board of directors of PTML since 2003. Prior to joining PTML as a director, he co-founded Betting Markets Ltd. in 2000. Mr. Stevens also serves on the boards of directors of Griffin Investments Ltd. and DeMatCo Ltd.

Virgil E. Wenger - Director.  Mr. Wenger has been a Director since November 2005. He has served as Chief Financial Officer of Shareholder Intelligence Services LLC (ShareIntel) since 2004. Prior to joining ShareIntel, Mr. Wenger was a partner with Ernst & Young LLP from 1965 to 1990. Mr. Wenger also serves on the boards of directors of Advance Nanotech Inc., Pittsburgh & West Virginia Railroad, and Enhanced Financial Services Inc.

Charles H. Woodworth - Director.  Mr. Woodworth has been a Director since November 2005. He has served as President and Chief Operating Officer of Emeritus Capital Partners LLC, a provider of asset-backed securities, since April 2005 and is also a member of its boards of directors. Prior to joining Emeritus, Mr. Woodworth was the Senior Managing Director of TransPacific Capital LLC, an investment banking firm, from 2001 to 2003. He served as a principal with the Montgomery Securities Division of Banc of America Securities from February 1997 to April 2000.

ITEM 6.	EXECUTIVE COMPENSATION.

As of March 31, 2005, no payments had been made to any of our officers since our inception. The following table sets forth certain information regarding options granted to certain of our executive officers and directors during fiscal 2005.

Option Grants in the Fiscal Year Ended March 31, 2005

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
					5.0%	10.0%
C. Austin Burrell	20,000,000	66.67%	$0.50	2011	$0	$0
Lindsay M. Smith	6,000,000	20.0%	$0.50	2011	$0	$0
Nigel Bandy	4,000,000	13.33%	$0.50	2011	$0	$0
Alan D. Liker	2,000,000	N/A	$0.50	2011	$0	$0
________________
[1]
The dollar amounts under these columns represent the potential realizable value (without deducting taxes) of each grant of option assuming that the market price of our common stock appreciates in value from the date of grant at the 5.0% and 10.0% annual rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of our common stock. The fair market value of the shares of common stock underlying the options at the date of grant was $0.10.

Employment Agreements and Compensatory Arrangements

Effective as of November 15, 2005, we entered into a written employment agreement with Mr. Burrell that provides for a signing bonus of $300,000 and an initial base salary of $600,000 per year. Mr. Burrell’s employment agreement provides for annual incentive compensation under a program administered by our board of directors with a target compensation of a minimum of 75% and a maximum of 150% of Mr. Burrell’s base salary. As an additional incentive, we will issue Mr. Burrell an additional option to purchase up to a total of 10,000,000 shares. This option will vest in equal annual installments over the next three years, one third thereof on each anniversary of the date of execution of the employment agreement, contingent only upon Mr. Burrell’s continued employment with our company.

Effective as of November 15, 2005, we entered into a written employment agreement with Mr. Smith that provides for a signing bonus of $245,000 and an initial base salary of $262,000 per year. Mr. Smith’s employment agreement provides for annual incentive compensation under a program administered by our board of directors with a target compensation of a minimum of 75% and a maximum of 150% of Mr. Smith’s base salary. As an additional incentive, we will issue Mr. Smith an additional option to purchase up to a total of 6,000,000 shares. This option will vest in equal annual installments over the next three years, one third thereof on each anniversary of the date of execution of the employment agreement, contingent only upon Mr. Smith’s continued employment with our company.

Under the employment agreements, Messrs. Burrell and Smith are subject to confidentiality, noncompetition and nonsolicitation provisions.

Effective as of December 13, 2004, Mr. Burrell was granted a non-qualified stock option to purchase 20,000,000 shares of common stock at $0.50 per share pursuant to an option agreement. Such option was fully vested upon issuance and expires after seven years from the date of issuance.

Effective as of December 13, 2004, Mr. Smith was granted a non-qualified stock option to purchase 6,000,000 shares of common stock at $0.50 per share pursuant to an option agreement. Such option was fully vested upon issuance and expires after seven years from the date of issuance.

Effective as of December 13, 2004, Nigel Bandy was granted a non-qualified stock option to purchase 4,000,000 shares of common stock at $0.50 per share pursuant to an option agreement. Such option was fully vested upon issuance and expires after seven years from the date of issuance.

Effective as of December 13, 2004, Alan D. Liker was granted a non-qualified stock option to purchase 2,000,000 shares of common stock at $0.50 per share pursuant to an option agreement. Such option was fully vested upon issuance and expires after seven years from the date of issuance.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Mr. T.P. Ramsden holds a 70% controlling interest in Atlantic Group Holdings Inc., a company with which we entered into an agreement in August 2005. Pursuant to the terms of that agreement, Atlantic has been granted an exclusive right to use the PETS system in Canada. We expect to receive annual payments of approximately $1.0 million from Atlantic under the agreement. However, we can provide no assurance that we will receive these funds, if any.

In August 2004, Caplay plc, a U.K. company in which Mr. Ramsden was a minority stockholder, made a loan to PTML of £500,000, or approximately US$919,000, on an unsecured basis. The loan was repayable on demand and carried interest at 2% above bank base rates, with interest rolled up for a period of two years. In September 2004 Caplay plc increased its loan to PTML by a further £500,000, or approximately US$900,000. At that time and as a condition of the loan increase, PTML granted security to Caplay plc in the form of a charge over the intellectual property of PTML and a debenture on PTML was created. The increased loan carried the same terms as the initial loan. In addition, Caplay plc was granted a right to subscribe up to 5% of the share capital of PTML at a price equivalent to 80% of the price at which the shares of PTML became either listed upon a recognized stock exchange or were offered to be acquired by a third party for such period of time as the loan remained outstanding.

Mr. Robert J. Stevens is a director and stockholder of our company and a director of PTML. Messrs. Stevens and Ramsden are directors of Griffin Investments Ltd., which provided computer consultancy services to PTML in the period ended March 31, 2004. Griffin Investments received approximately $1.3 million in exchange for these services. In addition, Griffin Investments owed our company approximately $907,000 during the fiscal year ended March 31, 2005 as a result of loans made to Griffin Investments for working capital purposes for continuing software development work. In August 2005, there was a settlement of all amounts owed to Griffin Investments by PTML and by Griffin Investments to PTML. As a result, there is currently no indebtedness outstanding between PTML and Griffin Investments.

Mr. Nigel Bandy is an officer and director of both the Company and PTML. He is also a managing director of Ratio Group Ltd., which is a stockholder of our company and which provided computer consultancy work to PTML in the periods ended March 31, 2004 and March 31, 2005. We have paid or agreed to pay Ratio Group Ltd. approximately $130,000 per year for its consultancy work.

Full details of these transactions are set out in Note 10 in the notes to our consolidated financial statements in Item 13 of this Registration Statement. Reference also is made to the employment agreements entered into with Messrs. Burrell and Smith and the stock option agreements with Messrs. Burrell, Smith, Bandy and Liker, as discussed in Item 6 above.

ITEM 8.	LEGAL PROCEEDINGS.

None.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

Market Information

Until the effective date of this registration under Section 12(g) of the Exchange Act, our common stock has not been registered under the Exchange Act and has not traded on any exchange. Our shares are traded between stockholders and third parties on an individual transaction basis and trading prices are published in the “pink sheets,” a quotation service that displays sale prices and volume information for transactions with market makers in over-the-counter equity securities. All such quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

The following table sets out, for the periods indicated, the high and low closing sales prices for our common stock as published on the pink sheets:

	High	Low
2004
Third Fiscal Quarter	$0.53	$0.10
Fourth Fiscal Quarter	$0.66	$0.40

2005
First Fiscal Quarter	$1.03	$0.60
Second Fiscal Quarter	$1.02	$0.71
Third Fiscal Quarter (through December 5, 2005)	$1.01	$0.60

Prior to January 17, 2005, we were known as Mesa Gold, Inc. Our stock was inactive and was not traded on any recognized exchange prior to December 9, 2004. The closing price of our common stock on December 5, 2005 as published on the pink sheets was $0.84.

Our stock was subject to a two-for-one forward split effective as of January 17, 2005. All figures have been retroactively adjusted to take account of that spilt.

A portion of the outstanding shares of our common stock are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, each as described in more detail below.

Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Registration Statement a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in “broker’s transactions” or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 4,149,000 shares immediately after the date this Registration Statement is filed; or

•
the average weekly trading volume in the common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 generally are subject to certain manner of sale provisions and the availability of current public information about our company.

Rule 144(k). Under Rule 144(k), a person who is not an affiliate of our company and is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

Rule 701. In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this Registration Statement is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

Holders

As of December 5, 2005, there were approximately 660 registered holders of our common stock. Our registrar and transfer agent for our common stock is Holladay Transfer Agency, Scottsdale, Arizona.

Dividends

We have not paid any cash dividends to date and we currently have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under the Nevada General Corporation Law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operation, financial condition, cash requirements, restrictions imposed by applicable law, and other factors deemed relevant by our board of directors.

Repurchase of Equity Securities

We have not repurchased any of our securities since our company’s inception.

Equity Compensation Plan Information

The following table sets forth certain information about equity awards under individual equity compensation arrangements with Messrs. Burrell, Smith, Bandy and Liker, as discussed in Item 6 above, for the fiscal year ended March 31, 2005.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	32,000,000 (1)	$0.50	—

Equity compensation plans not approved by security holders	—	N/A	—

Total	32,000,000	$0.50	—
________________
[1]
This number represents shares of common stock issuance pursuant to options granted to that were granted to Messrs. Burrell, Smith, Bandy and Liker, as discussed in Item 6 above, pursuant to option agreements dated December 13, 2004. These shares were not granted under our 2005 Stock Incentive Plan. These shares of common stock were fully vested upon issuance and expire seven years from that date of issuance. For a description of these equity compensation arrangements, see Item 6 above and Note 8 in the notes to our consolidated financial statements in Item 13 of this Registration Statement.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

Since our inception, we have issued securities in the transactions described below without registration under the Securities Act. We offered and sold these securities in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, Regulation S relating to sales made outside of the United States, and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans or contracts.

When issuing shares (or stock options exercisable for shares) in reliance on Rule 701, we met the conditions imposed under Rule 701(b). In addition, each person to whom we issued securities in reliance on Rule 701 met the conditions imposed by Rule 701(c). Each such issuance was made pursuant to a written compensatory benefit plan or a written compensatory benefit contract. Such offers and issuances of securities were made only to our employees, directors, officers, consultants or advisors who were employed by us or providing services to us at the time the securities were offered.

No underwriters were involved in any of the sales described below and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

•
On July 26, 2004, we issued 58,000,000 shares of our common stock to a total of seven stockholders that were the founders of our predecessor company, Mesa Gold. We issued these shares in reliance upon the exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering. A total of 52,500,000 of these shares were subsequently cancelled prior to January 17, 2005, the effective date of our two-for-one forward stock split.

•
On July 26, 2004, we issued 10,200,000 shares of our common stock to Grey Dolphin Holdings, Inc. in exchange for the purchase price of $0.01 per share, or an aggregate consideration of $51,000. We issued these shares in reliance upon the exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering.

•
On December 13, 2004, we issued non-qualified stock options to purchase shares of our common stock to certain of our executive officers and directors as set forth in the following table. We issued these options in reliance upon the exemptions from the registration requirements provided by Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans or contracts.

Optionee	Number of Shares Underlying Options	Exercise Price	Term
C. Austin Burrell	20,000,000	$0.50	7 years
Lindsay M. Smith	6,000,000	$0.50	7 years
Nigel Bandy	4,000,000	$0.50	7 years
Alan D. Liker	2,000,000	$0.50	7 years

•
The following table sets forth the dates and numbers of shares of our common stock issued to former PTML stockholders in exchange for shares of PTML in connection with our acquisition of the capital shares of PTML. For accounting purposes, all of these shares were considered issued in connection with the acquisition and accounted for retroactively to March 13, 2003. We issued these shares in reliance upon the exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, and Regulation S relating to sales made outside of the United States.

Date	Number of Shares
December 17, 2004	114,828,000
January 6, 2005	136,404,000
January 26, 2005	3,740,000
January 27, 2005	16,530,000
January 28, 2005	73,612,355
May 18, 2005	34,855,620
November 1, 2005	2,935,578

•
On July 20, 2005, we issued 8,357,142 of our common stock to T.P. Ramsden in exchange for 5,850,000 shares of Birchington Investments Ltd., a British Virgin Islands corporation. We issued these shares in reliance upon the exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, and Regulation S relating to sales made outside of the United States.

Registration Rights

Our company granted registration rights to Messrs. Burrell, Smith, Bandy and Liker in connection with options issued to them pursuant to the terms of their respective option agreements, as discussed in Item 6 above. We have no other agreements to include any of the unregistered shares listed above in any future registration statement.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Nevada law, our amended and restated Articles of Incorporation, and our amended and restated by-laws. Copies of our amended and restated Articles of Incorporation and amended and restated by-laws are filed as exhibits to this Registration Statement.

Capital Stock

Our authorized capital stock currently consists of 600,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of December 5, 2005, we have approximately 660 holders of record of our common stock and no holders of record of our preferred stock. As of December 5, 2005, we have 414,903,001 shares of common stock and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the rights of any holders of preferred stock then outstanding. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Preferred Stock

We are authorized to issue up to 2,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Nevada law and our Articles of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences, and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Certain Provisions of Our Articles of Incorporation, By-Laws, and Nevada Law

The provisions of our amended and restated Articles of Incorporation and by-laws and of the Nevada General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Limitation of Liability of Officers and Directors

Nevada law currently provides that our directors will not be personally liable to our company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his fiduciary duty to our company or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law; or
•	our company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distribution.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the Articles of Incorporation of a corporation to provide for greater liability of the corporation’s directors. Our Articles of Incorporation do not provide for such expanded liability.

Special Meetings of Stockholders

Our amended and restated by-laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the President. Stockholders are not permitted to call a special meeting of stockholders, to require that the Chairman, Chief Executive Officer or President call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals

Our amended and restated Articles of Incorporation provide that stockholders may not take action by written consent unless such action and the taking of such action by written consent have been expressly approved by our board of directors and may only take action at duly called annual or special meetings. In addition, our amended and restated by-laws establish advance notice procedures for stockholders to propose action to be taken at annual meetings of stockholders.

Stockholders must notify us in writing prior to the annual meeting at which the matters are to be acted upon. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 120 days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. If we did not hold an annual meeting the previous year or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual meeting.

Nevada Anti-Takeover Statutes

Business Combinations Act

We are subject to the anti-takeover provisions under Nevada law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales, and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, as permitted under Nevada law, we may amend our Articles of Incorporation in the future to elect not to be governed by the anti-takeover law. By opting out of the Nevada anti-takeover law, third parties could more easily pursue a takeover transaction that was not approved by our board of directors.

Control Shares Act

Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our by-laws do not opt out of this act.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Holladay Transfer Agency, Scottsdale, Arizona. Its telephone number is (480) 481-3940.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our amended and restated Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm (for the period ended March 31, 2004)	32

Report of Independent Registered Public Accounting Firm (for the period ended March 31, 2005)	33

Consolidated Financial Statements:

Consolidated Balance Sheet as of March 31, 2005 and March 31, 2004, and unaudited at September 30, 2005	34

Consolidated Statements of Operations for the fiscal years ended March 31, 2005 and March 31, 2004, and unaudited for the six months ended September 30, 2005	36

Consolidated Statements of Stockholders’ Deficit for the fiscal years ended March 31, 2005 and March 31, 2004, and unaudited for the six months ended September 30, 2005	37

Consolidated Statements of Cash Flows for the fiscal years ended March 31, 2005 and March 31, 2004, and unaudited for the six months ended September 30, 2005	38

Notes to Consolidated Financial Statements	40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Private Trading Systems, Inc.:

We have audited the balance sheets of The Private Treaty Market plc (the “Company”) as at March 31, 2004 and the related statements of income, changes in stockholders’ equity and cash flows for the period from March 13, 2003 to March 31, 2004. The Company subsequently was acquired by Private Trading Systems, Inc., a Nevada corporation, pursuant to a share acquisition, which was classified for financial accounting purposes as a reverse merger of the Company and Private Trading Systems, Inc. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall annual accounts presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2004 and the result of its operations, changes in its stockholders’ equity and cash flows for the period from March 13, 2003 to March 31, 2004, in conformity with accounting principles generally accepted in the United Kingdom. In addition they present fairly, in all material respects, the financial position of the Company as at March 31, 2004 and the results of its operations for the period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

 /s/ BAKER TILLY

Registered Auditor
Chartered Accountants
2 Bloomsbury Street
London WC1B 3ST
United Kingdom
December 6, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of
Directors of Private Trading Systems, Inc.:

We have audited the accompanying balance sheet of Private Trading Systems, Inc. (the “Company”) as of March 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Private Trading Systems, Inc. as of March 31, 2005, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EPSTEIN WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
December 6, 2005

PRIVATE TRADING SYSTEMS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET

ASSETS

	March 31, 2005	March 31, 2004	September 30, 2005
	(audited)	(audited)	(unaudited)
Current Assets:
Cash	$40,504	$14,753	$4,161
Marketable securities	-	-	6,844,499
Receivables from related parties	976,107	171,253	-
Prepaid expenses	-	-	60,500
Other receivables	36,610	100,144	33,527

Total current assets	1,053,221	286,149	6,942,687

Property, Plant and Equipment
Office and computer equipment, net of accumulated depreciation of $16,026 at March 31, 2005, $7,116 at March 31, 2004, and $18,902 at 'September 30, 2005	26,163	21,350	27,681

Other Assets:
Software development costs	2,541,556	822,717	2,622,140
Organizational costs (net of amortization of $488 at March 31, 2005 and $1,325 at September 30, 2005)	4,553	-	3,627
Total other assets	2,546,109	822,717	2,625,767

TOTAL ASSETS	$3,625,493	$1,130,216	$9,596,136

The accompanying notes are an integral part of these financial statements.

PRIVATE TRADING SYSTEMS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET (Continued)

LIABILITIES & STOCKHOLDERS' EQUITY

	March 31, 2005	March 31, 2004	September 30, 2005
	(audited)	(audited)	(unaudited)

Current Liabilities:
Accounts payable and accrued expenses	$596,106	$360,766	$1,095,845
Debenture	1,888,900	-	-
Transfer tax liability	959,614	-	959,614
Loans from related parties	95,843	1,324,254	276,766
Deferred revenue	-	-	41,967

Total current liabilities	3,540,463	1,685,020	2,374,192

Stockholders' Equity:
Preferred stock, undesignated, none issued and outstanding	-	-	-
Common Stock, $.001 par value; 600,000,000 shares authorized; 393,105,993, 382,105,553, and 401,462,695 shares issued and outstanding at March 31, 2005, March 31, 2004 and September 30, 2005, respectively	393,106	382,106	401,463
Additional paid-in capital	2,314,368	-	10,247,393
Deficit accumulated during the development stage	(2,646,657)	(892,994)	(3,385,571)
Cumulative translation adjustment	24,213	(43,916)	(41,341)
Total Stockholders' Equity	85,030	(554,804)	7,221,944

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,625,493	$1,130,216	$9,596,136

The accompanying notes are an integral part of these financial statements.

PRIVATE TRADING SYSTEMS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended March 31, 2005 (audited)	Year ended March 31, 2004 (audited)	Six months ended September 30, 2005 (unaudited)	Cummulative During Development Stage (March 13, 2003 (Inception) to September 30, 2005)

Revenues	$6,940	$5,695	$905	$13,540

General and administrative expenses	(1,752,014)	(514,211)	(739,178)	(3,387,509)

Loss from Operations	(1,745,074)	(508,516)	(738,273)	(3,373,969)

Interest expense, net	(8,590)	(2,372)	(640)	(11,602)

Loss before benefit for income taxes	(1,753,664)	(510,888)	(738,913)	(3,385,571)

Benefit for income taxes	-	-	-	-

Net Loss	$(1,753,664)	$(510,888)	$(738,913)	$(3,385,571)

Loss per Common Share	$(0.005)	$(0.001)	$(0.002)	$(0.009)

Weighted Average Shares Outstanding	384,925,863	382,105,553	396,221,775	386,412,553

The accompanying notes are an integral part of these financial statements

PRIVATE TRADING SYSTEM, INC.
(A Development Stage Company)
CONSOLIDTED STATEMENT OF STOCKHOLDERS' DEFICIT
AUDITED FOR THE PERIOD FROM March 13, 2003 to March 31, 2005
UNAUDITED FOR THE SIX MONTHS ENDED September 30, 2005

	Common Stock		Additional Paid-in	Translation	Deficit From Inception
	Shares	Amount	Capital	Adjustment	To Date	Total

Balance at March 13, 2003	382,105,553	$382,106	$-	$-	$(382,106)	$(0)

Current year's translation adjustment				(43,916)		(43,916)

Net loss for period ended March 31, 2004					(510,888)	(510,888)

Balance at March 31, 2004	382,105,553	382,106	-	(43,916)	(892,994)	(554,804)

Shares issued in exchange for cash	6,007,375	6,007	2,319,978			2,325,986

Net effect of reverse merger transaction	4,992,625	4,993	(5,610)			(617)

Current year's translation adjustment		-		68,129		68,129

Net loss for period ended March 31, 2005	-	-			(1,753,664)	(1,753,664)

Balance at March 31, 2005	393,105,553	393,106	2,314,368	24,213	(2,646,658)	85,029

Issuance of shares for Marketable Securities	8,357,142	8,357	6,844,499			6,852,856

Debt to equity conversion			1,088,525			1,088,525

Current period's translation adjustment		-		(65,554)		(65,554)

Net loss for period ended September 30, 2005					(738,913)	(738,913)

Balance September 30, 2005	401,462,695	$401,463	$10,247,393	$(41,341)	$(3,385,571)	$7,221,944

The accompanying notes are an integral part of these financial statements.

PRIVATE TRADING SYSTEMS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASHFLOW
AUDITED FOR THE YEARS ENDED MARCH 31, 2005 AND MARCH 31, 2004
UNAUDITED FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2005

	March 31,		September 31,
	2005	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,753,663)	$(510,888)	$(738,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,910	7,116	2,876
Changes in assets and liabilities (net of business acquisition):
Prepaid expenses	63,534	(100,144)	3,082
Other assets	(4,552)	-	(59,580)
Deferred revenue	-	-	41,967
Accounts payable and accrued liabilities	297,782	360,767	637,515
Duty payable	959,615	-	-
NET CASH USED IN OPERATING ACTIVITIES	(428,374)	(243,149)	(113,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,723)	(28,466)	(4,394)
Expenditures for software development	(1,718,839)	(822,717)	(80,584)
Cash acquired in business combination	594	-	-
NET CASH USED IN INVESTING ACTIVITIES	(1,731,968)	(851,183)	(84,978)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	2,325,986	-
Proceeds from borrowings from affiliates	1,888,900	1,153,001	160,261
Repayments on borrowings from affiliates	(2,033,265)	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,181,621	1,153,001	160,261

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND EQUIVALENTS	4,472	(43,916)	1,427

NET CHANGE IN CASH AND CASH EQUIVALENTS	25,751	14,753	(36,343)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,753	-	40,504

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,504	$14,753	$4,161

The accompanying notes are an integral part of these financial statements.

PRIVATE TRADING SYSTEMS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASHFLOW (Continued)

	Audited For the year ended March 31,		Unaudited For the six months ended September 30,
	2005	2004	2005
Supplemental cash flow information
Interest paid	$7,681	$-	$754

Non cash investing and financing activities
Exchange of debt for stock	$-	$-	$1,088,225
Exchange of common stock for marketable securities	$-	$-	$6,852,856

The accompanying notes are an integral part of these financial statements.

PRIVATE TRADING SYSTEMS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Audited For the years ended March 31, 2005 and March 31, 2004
And Unaudited for the six months ended September 30, 2005

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Acquisition of The Private Treaty Market plc

Effective January 27, 2005, Private Trading Systems, Inc., a Nevada Corporation, (the “Company”), formerly Mesa Gold Inc., acquired all the outstanding capital stock of The Private Treaty Market plc, a United Kingdom corporation (“PTML”) in exchange for the issuance to the PTML stockholders of 382,105,553 shares of the Company’s common stock. Each PTML stockholder received 1.87 shares of the Company’s common stock in exchange for each share of PTML capital stock.

The principal activity of the Company since the acquisition of PTML continues to be the development and operation of a trading system called the Private Equity Trading System (“PETS”). PETS is a system that provides a secure trading platform for virtually any tradable instrument or security in any financial market. The PETS system leverages existing hardware and “off the shelf” software along with the Company’s proprietary software to enable the Company to provide an Internet-based market and trading operating system. The system tightly combines the exchange and settlement functions, therefore offering a 24 hour/day facility to trade with straight through processing and instantaneous settlement worldwide. Management plans to find suitable niche financial markets where PETS can offer a significant commercial advantage to the Company’s customers, widening the number of different types of instruments that are available for trading with the system, and widening the number of settlement processes and custodian operations connected to the system.

For financial accounting purposes, the acquisition was a reverse acquisition of the Company by PTML under the purchase method of accounting and was treated as a recapitalization with PTML as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 27, 2005 acquisition of the Company. The financial statements have been prepared to give retroactive effect to January 27, 2005 (the date of organization of the acquirer) of the reverse acquisition completed on March 31, 2005, for accounting purposes, and represent the operations of PTML. Consistent with reverse acquisition accounting: (i) all of PTML’s assets, liabilities, and accumulated deficit, are reflected at their combined historical cost (as the accounting acquirer) and (ii) the preexisting outstanding shares of the Company (the accounting acquiree) are reflected at their net asset value as if issued on March 13, 2003.

Development Stage Company

The Company currently is considered to be in the development stage and therefore has adopted the accounting and reporting standards of Financial Accounting Standards Board Statement No. 7, “Accounting and Reporting by Development Stage Enterprises.”

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of six months or less to be cash equivalents.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company expects to derive revenues from the license of the PETS system (see Note 1). The Company seeks to have a substantial interest in the long-term growth of the trading volumes across all of the distributed trading platforms that utilize the PETS system, as opposed to obtaining revenues solely by selling copies of the Company’s technology. The Company plans to charge a transaction fee based on all completed orders made through the system. The exact percentage received per transaction will vary. The value of the transaction will also play a role in determining the transaction fee percentage the Company receives, with higher value transactions receiving discounted fees.

The Company recognizes revenues in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition, and SOP 98-9, Modifications of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. If customer contracts contain multiple elements, and vendor-specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the “Residual Method” prescribed by SOP 98-9.

In the case of software license agreements, sales are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collection is probable, and delivery and customer acceptance of the software products have occurred. In the event the Company grants its customers the right to specified upgrades, license revenue is deferred until delivery of the specified upgrade. If vendor-specific objective evidence of fair value exists for the specified upgrade, then an amount equal to this fair value is deferred. If vendor-specific objective evidence of fair value for the upgrade does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. In instances where vendor obligations remain, revenues are deferred until the obligation has been satisfied.

The Company also expects to derive revenues from the delivery of professional services, custom software development and software maintenance services. Maintenance and support revenues are recognized ratably over the term of the customer contract, since customer support contracts generally include the right to ongoing maintenance and support. Service revenues include implementation, training and consulting services. Implementation services are typically performed either under fixed-price contracts or time and materials and revenues are recognized upon customer acceptance. Training and consulting service revenues are recognized as the services are performed. Any provision for estimated losses on fixed-price professional service contracts, would be recognized in the period in which the loss becomes known.

The Company’s revenue has been generated from its license agreement with Atlantic Group Holdings. Current Liabilities for the period ending September 30, 2005 includes deferred revenue from the Atlantic agreement of $41,967. Otherwise, the Company has not had any material sales. The Company also expects to derive revenues from the delivery and installation of the PETS software. Revenues are deferred until delivery of the software is installed. The Company has not had any sales at this time. Deferred software development costs are $2,541,556, $822,717 and $2,622,140 for the years ended March 31, 2005 and March 31, 2004 and for the six months ended September 30, 2005, respectively.

Comprehensive Loss

Comprehensive loss is reported on the Consolidated Statement of Stockholder’s Deficit and accumulated other comprehensive loss is reported on the Consolidated Balance Sheets by disclosure of the translation adjustments. Additional information regarding comprehensive loss is contained in Note 5.

Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive loss, “Foreign Currency Translation Adjustments.” See Note 5.

Office and Computer Equipment

Office and computer equipment consists of items purchased for the office operations and research and development. Office and computer equipment is recorded at cost. Depreciation is being recorded using the straight-line method over the estimated useful lives of the assets, generally three to five years. When assets are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is included in the statements of operations. Maintenance, repairs and renewals, which do not materially add to the value of an asset or appreciably prolong its life, are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates Significant estimates relate to allowances for tax assets and the impairment analyses of long term assets such as the capitalized software development costs.

Income Taxes

The Company computes income taxes in accordance with Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Permanent differences arise as a result of the value of stock compensation for tax purposes being lower than the book value of such expenses. Temporary differences resulted primarily from the accrual of certain liabilities for financial statement purposes, which were not deductible for income tax purposes. See Note 9.

Foreign Subsidiary

Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive income (loss), “Foreign Currency Translation Adjustments.” See Note 5.

Software Development

FASB issued Summary of Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. This Statement specifies that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Thereafter, all software production costs shall be capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

In October 2003, PTML acquired a wholly owned subsidiary in Switzerland, PETS (Geneve) SA, and at that time, the software achieved technological feasibility with completion of the first beta test. The development of the software up to that point in time had been performed by an entity controlled by the controlling stockholder of PTML and all research and development costs were expensed. There was no capitalization of software development costs as a result of the technology from the affiliated entity. Since that time, the Company has capitalized all software costs at the lower of unamortized cost or net realizable value. Subsequently, the design and development of the PETS system has been carried out by PTML and continues to be capitalized. Since March 31, 2005, PTML has continued its software development and has signed its first client to utilize this software other than on a demonstration or trial basis.

For the year ending March 31, 2004, direct cost of software development was approximately $822,700. For the year ending March 31, 2005, direct costs of software in the course of development of approximately $1,718,800 have been incurred and capitalized bringing the total amount capitalized at March 31, 2005 to in excess of $2,541,500. At September 30, 2005, additional software costs of $80,500 were incurred for a total in excess of $2,622,000. Capitalized costs are to be amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. As of March 31, 2005 and for the six months ended September 30, 2005, no capitalized software costs have been amortized.

Income Taxes

The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements. See Note 9.

Stamp Duty

Stamp Duty is due on the acquisition of PTML shares. Stamp Duty on purchases of shares is charged at 0.5% on the amount or value of the consideration given for the transfer of shares. Chargeable securities include shares in U.K. companies and shares in foreign companies with a register in the U.K., interests in, rights arising out of and options to acquire shares, and units in most unit trusts. See Note 4.

Stock-Based Compensation

The Company accounts for stock option grants in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provide pro forma net income or loss and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied.

The Company accounts for stock-based compensation awards under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees,” and related Interpretations. No stock-based employee compensation is reflected in net loss, as all options granted had an exercise price equal to or below the market value of the underlying common stock at the date of grant.

The fair value of the Company’s stock-based awards to Officers or Directors was estimated using the Black-Scholes option-pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input can materially affect the fair value estimate, in the Company’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock-based awards to employees. There were no option grants in the year ended March 31, 2004. The fair value of the Company’s stock-based awards was estimated assuming no expected dividends and the following weighted average assumptions for the periods ending March 31, 2005 and September 30, 2005:

2005
Expected life in years	7
Expected stock price volatility	212%
Risk-free interest rate	4.10%
Weighted Average fair value per option	$0.10

In November 2005, the Company’s directors and stockholders ratified prior approved options granted on December 13, 2004 to four of the Company’s officers/directors entitling them to acquire an aggregate of 32,000,000 shares of the Company’s common stock. These options were granted at an exercise price of $.50 a share for a total exercise price of

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of Statement of Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” to the Company’s stock-based officers or directors’ compensation:

	For the year ended	For the six months ended
	March 31, 2005	September 30, 2005
	________________	________________
Net loss - as reported	$(1,753,664)	$(738,913)
Add:
Stock based compensation included in determination of net loss	0	0
Deduct:
Stock based employee compensation determined under fair value based method for all awards, net of related tax effects	(3,169,726)	(3,169,726)

Net loss - pro forma	$(4,923,390)	$(3,908,639)

Basic and diluted loss per share - as reported
Basic and diluted loss per share - as reported	$(0.003)	$(0.002)
Basic and diluted loss per share - pro forma	$(0.013)	$(0.010)

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the year ended March 31, 2005 was $166,108. There were no advertising expenses for the six months ended September 30, 2005, and for the year ended March 31, 2004.

Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128 “Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period.

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods. The weighted-average number of common stock shares outstanding was 384,925,863 and 382,105,553 for the years ended March 31, 2005 and March 31, 2004, respectively, and 396,221,775, for the six months ended September 30, 2005.

As of March 31, 2005 and September 30, 2005, there were potentially dilutive securities of 32,000,000 options outstanding. However, the computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings and inclusion of these options would be anti-dilutive. Accordingly, diluted net loss per share and basic net loss per share are identical for each of the periods in the accompanying statements of operations.

Financial Instruments

Financial instruments consist primarily of cash, and obligations under accounts payable, accrued expenses and a note payable. The carrying amount of cash, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The carrying value of the note payable approximates fair value because it contains a market value interest rate and is short-term. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Marketable Securities

On July 20, 2005, the Company entered into a stock purchase agreement with its controlling stockholder to purchase 5,850,000 shares of Birchington Investments Limited, a British Virgin Islands corporation, in exchange for 8,357,142 shares of the Company’s restricted common stock. The net asset value (NAV) posted on the date nearest the transaction date was $1.17, which was posted on July 29, 2005. The transaction was valued at 70% of the NAV or $0.819 per share, for a total of $6,844,499. This represents the trading value of the shares as traded on the Irish Stock Exchange at or nearest the date of the exchange. It is the Company’s intent to hold these securities for a short period and then to liquidate them. These securities are classified as trading securities for accounting purposes. There was no significant change in the value of these securities from the date of acquisition through September 30, 2005. Any change in value will be reflected by the securities being presented at market value and the change in value reflected as a component of the results of operations. See Note 12.

Recently Issued Accounting Standards

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires the classification as a liability of any financial instruments with a mandatory redemption feature, an obligation to repurchase equity shares, or a conditional obligation based on the issuance of a variable number of its equity shares. The Company does not have any financial instruments with a mandatory redemption feature. The Company believes the adoption of SFAS No. 150 will not have a material effect on the Company’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Company’s financial statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN No. 46 states that companies that have exposure to the economic risks and potential rewards from another entity’s assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all variable interest entities created after January 31, 2003. For variable interest entities that existed prior to February 1, 2003, the consolidation requirements are effective for annual or interim periods beginning after June 15, 2003. Disclosure of significant variable interest entities is required in all financial statements issued after January 31, 2003, regardless of when the variable interest was created. The Company is presently reviewing arrangements to determine if any variable interest entities exist but does not anticipate the adoption of FIN 46 will have a significant impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The adoption of this standard may have a material effect on the Company’s financial position and results of operations assuming employee stock options are granted in the future.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that the adoption of SFAS No. 153 will have no impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. The statement is an amendment of APB Opinion No. 29, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of SFAS No. 153 will have no impact on the Company’s financial position or results of operations.

Stock Split

The Directors of the Company approved a stock split to stockholders of record on December 23, 2004. Effective January 17, 2005, the Company affected a two-for-one forward stock split. All share amounts in the accompanying consolidated financial statements and notes to the consolidated financial statements have been restated to give retroactive effect to this forward stock split.

NOTE 3 - PROPERTY AND EQUIPMENT

Machinery and equipment as of September 30, 2005, March 31, 2005 and March 31, 2004, is as follows:

	March 31, 2005	March 31, 2004	September 30, 2005
Office and Computer equipment	$42,189	$28,466	$45,610
Computer Software	-	-	973
	42,189	28,466	46,583
Less: Accumulated depreciation	(16,026)	(7,116)	(18,902)
	$26,163	$21,350	$27,681

Depreciation expense totaled $8,521 and $6,553 for the years ended March 31, 2005 and 2004, respectively, and $3,977 for the six months ended September 30, 2005.

NOTE 4 - STAMP DUTY

The Company is required to impute and pay to H.M. Revenue and Customs in the United Kingdom Stamp Duty on the transfer of stock from the United Kingdom to the United States in connection with the acquisition of PTML (see Note 2, Stamp Duty). The Stamp Duty of $959,615 was calculated based on a rate of 0.5% on 203,212,500 shares transferred from the United Kingdom based company, PTML, multiplied by £0.50 (approximately $0.945) per share consideration. This total of $959,615 is accrued and payable to H.M. Revenue and Customs. The balance of PTML shares exchanged for the Company’s common stock in the acquisition transaction was 1,549,828 out of the total 204,762,328 (see Note 1 and Note 7). The Stamp Duty payable on the acquisition of these shares is $6,741.

NOTE 5 - COMPREHENSIVE LOSS

A summary of the components of comprehensive loss is as follows:

	For the years ended March 31		For the six months ended September 30, 2005
	2005	2004
Net Loss	$(1,753,664)	$(510,888)	$(738,913)
Other comprehensive loss
Foreign currency translation adjustment	68,129	(43,916)
Comprehensive Loss	$(1,685,535)	$(554,804)	$(804,467)

NOTE 6 - PATENT AND INTELLECTUAL PROPERTY RIGHTS

The Company is in the process of seeking patent protection on its proprietary technology. To this end, in November 2005 the Company filed a provisional patent application with the U.S. Patent and Trademark Office, or USPTO, directed toward the PETS trading system. The provisional rights under such patent will expire in November 2006 and the patent will not be examined by the USPTO unless the Company converts the provisional patent into a non-provisional patent application and begins prosecution of the patent claims before the expiration date. At the Company’s request, its intellectual property counsel has engaged a third party to conduct a prior art search of the PETS trading system covering the United States, Europe, China and India and expects it to be completed in February 2006. The Company also intends to convert its provisional patent application into a non-provisional patent application and to explore the filing of one or more international patent applications by that time.

NOTE 7 - COMMON STOCK

As discussed in Note 1, the acquisition of the PTML shares, which was treated as a reverse merger for financial accounting purposes, called for the Company to issue 382,105,553 shares of its common stock for all of the issued and outstanding shares of PTML. These shares include the issuance of 2,898,178 shares of the Company for the extinguishment of the net debt balance of $1,088,525 due T.P. Ramsden (a controlling stockholder of PTML and the Company) and certain of his affiliates (see Note 10). Furthermore, the Company cancelled 58,000,000 shares of its common stock in connection with the Mesa Gold transaction in December 2004. As of March 31, 2005, for accounting purposes, all of these shares were considered issued in connection with the acquisition and accounted for retroactively to March 13, 2003, which was the date of organization of PTML.

During 2004, and as a result of the acquisition of the PTML shares, the Company issued 11,000,000 shares of common stock in exchange for cash of $2,325,986 into PTML.

On July 20, 2005, 8,357,142 shares of the Company’s common stock were issued in exchange for 5,850,000 shares of Birchington Investment Limited, a British Virgin Islands Corporation, traded on the Irish Stock Exchange. See Note 2, Marketable Securities.

The Company has authorized 2,000,000 shares of preferred stock, none of which have been designated or issued.

Stock Options

A summary of stock option activity for the fiscal year ended March 31, 2005 and for the six months ended September 30, 2005 is as follows:

	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of period	-	-	-
Granted	32,000,000	$0.10	-
Cancelled	-	-	-
Exercised	-	-	-
Outstanding at end of period	32,000,000	$0.10	-

Exercisable at end of period	32,000,000	$0.10	$-

	Options Outstanding and Exercisable
	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Exercise Price	Outstanding	At March 31, 2005		At September 30, 2005

$0.50	32,000,000	6.7	$0.10	6.2	$0.10

	32,000,000

NOTE 8 - COMMITMENTS AND CONTINGENCIES

In the normal course of its business, the Company may be subject to certain contractual obligations and litigation. In management’s opinion, upon consultation with legal counsel, there is no current litigation that will materially affect the Company’s financial position or results of operations.

Employment Commitments

On November 15, 2005, the Company executed employment agreements with certain key officers/directors of the Company. The Company has committed to a minimum annual salary of $862,000 for exclusive services to the Company for five years. At March 31, 2005, no salaries have been accrued. At September 30, 2005, the Company has accrued salaries of $300,000 and paid none.

The agreements provide for one-time signing bonuses totaling $300,000 and $243,793 (or £140,000 exchanged at the rate at the time of the agreement of $1.714). At September 30, 2005, $125,000 of these bonuses was paid with a balance accrued of $135,000 for the period ending September 30, 2005. The balances were accrued as due over the next 60 days from the date of agreement.

Annual incentive compensation and discretionary bonuses are approved by the Compensation Committee, and shall be a minimum of 75% of the base salary, with a maximum incentive in any given year of 150% of the base salary, based upon the performance measures and goals agreed upon between the officer and the Compensation Committee. There are no accruals required for this incentive at this time.

In addition, as of December 2004, these officers were granted options entitling them to purchase an aggregate of 26,000,000 shares of the common stock of the Company at an exercise price of $0.50 per share. The options were fully vested upon issuance and have full registration rights. They expire seven years from the date of grant. See Note 2, Stock-Based Compensation.

As an additional incentive, the Company will issue additional options under the Company’s 2005 Stock Incentive Plan entitling these officers to purchase an additional 16,000,000 shares of the Company’s common stock. The subsequent options will vest in three equal installments on an annual basis over a three year period, contingent only upon the officers’ continued employment with the Company.

NOTE 9 - INCOME TAXES

The Company recognizes deferred income taxes for the differences between financial accounting and tax bases of assets and liabilities. Income taxes for the years ended March 31, 2005 and 2004 consisted of the following:

	2005		2004
Current tax (benefit) provision		$(204,000)		$(151,000)
Deferred tax (benefit) provision		204,000		151,000
Total income tax provision	$	- 0 -	$	- 0 -

Net deferred tax assets of $355,000 less an equal valuation allowance of $355,000, relate primarily to net operating loss carryforwards and differences in book and tax bases of property and equipment. The net deferred income tax asset at March 31, 2005 comprised:

Book/tax differences in bases of property and equipment		$412,668
Net operating loss carryforwards		3,407,360
Deferred income tax asset		355,000
Less: Valuation allowance		(355,000)
Total deferred income tax asset		- 0 -
Deferred income tax liability		- 0 -
Net deferred income tax asset	$	- 0 -

Federal net operating loss carryforwards of $73,000 expire beginning 2024. State net operating loss carryforwards of $73,000 expire beginning 2009. Due to the change in control of the Company discussed in Note 1, future utilization of the net operating losses may be restricted.

The majority of the Company’s operations occur in the United Kingdom and the results of such operations are subject to taxing authorities in the United Kingdom. Approximately $334,000 of the deferred income tax asset relates to loss carryforwards in the U.K. Net operating loss carryforwards of approximately $1,100,000 may be carried forward indefinitely against future profits from the same trade.

The differences between the statutory and effective tax rates are as follows for the years ended December 31:

	2005			2004
Federal statutory rates		$(13,900)	(2)%	$	- 0 -	-%
State income taxes		(4,800)	-%		- 0 -	-%
United Kingdom statutory rates		(218,000)	(18)%		(153,000)	(30)%
Permanent differences for non-deductible expenses for U.K. taxes		29,700	2%		2,000	-
Valuation allowance for operating loss carry forwards		207,000	18%		151,000	30%
Other		-%	-%		- 0 -	-%
Effective rate	$	- 0 -	0%	$	- 0 -	0%

The statutory rates for operations in the United States are approximately 19% and 6% for federal and state income tax purposes respectively. The statutory rate for operations in the United Kingdom is approximately 30%.

NOTE 10 - DEBENTURE AND RELATED PARTY TRANSACTIONS

The Company’s largest controlling stockholder, T.P. Ramsden, holds a controlling interest of approximately 44% in the Company.

In August 2004, Caplay plc, a U.K. company in which Mr. Ramsden was a minority stockholder, made a loan to PTML of £500,000, or approximately US$919,000, on an unsecured basis. The loan was repayable on demand and carried interest at 2% above bank base rates, with interest rolled up for a period of two years. In September 2004 Caplay plc increased its loan to PTML by a further £500,000, or approximately US$900,000. At that time and as a condition of the loan increase, PTML granted security to Caplay plc in the form of a charge over the intellectual property of PTML and a debenture on PTML was created. The increased loan carried the same terms as the initial loan. In addition, Caplay plc was granted a right to subscribe up to 5% of the share capital of PTML at a price equivalent to 80% of the price at which the shares of PTML became either listed upon a recognized stock exchange or were offered to be acquired by a third party for such period of time as the loan remained outstanding.

In August 2005, Mr. Ramsden entered into an agreement with Caplay plc whereby he exchanged certain shares in PTML for the loan outstanding from Caplay, together with further shares to satisfy the option held by Caplay plc. Caplay plc thereupon surrendered the debenture, which was then cancelled.

PTML settled the £1,000,000, or approximately U$1,888,900, loan which was, at that point, owed to Mr. Ramsden as part of a composite transaction to settle amounts owed to and by Mr. Ramsden or affiliated parties. On August 20, 2005, the net amount owed to Mr. Ramsden and affiliated parties was £619,931, or approximately US$1,170,998, and was cancelled in exchange for 1,549,827 ordinary shares of PTML. These shares were exchanged for 2,898,178 shares of the Company’s common stock. For accounting purposes, as of March 31, 2005, these shares were considered issued in connection with the merger and accounted for retroactively to March 13, 2003, which was the date of organization of PTML. See Note 4 and Note 7.

A schedule of amounts owing to/from directors or companies whom directors have an interest is as follows:

		March 31, 2005	March 31, 2004	September 30, 2005
Amounts owing to the Company
T.P. Ramsden		$-	$171,253	$-
T.P. Ramsden/R. Stevens	Griffin Investments Ltd.	906,672		-
T.P. Ramsden/R. Stevens	Griffin Holdings Ltd.	6,586		-
T.P. Ramsden/R. Stevens	Griffin Real Estate Ltd.	291		-
T.P. Ramsden	Consortium Investments Ltd.	62,558		-
		976,107	171,253	-

Amounts owing by the Company
T.P. Ramsden	Caplay plc (debenture)	(1,888,900)	-	-
T.P. Ramsden/R. Stevens		(95,843)	-	(276,766)
T.P. Ramsden/R. Stevens	Griffin Investments Ltd.	-	(1,324,254)
		(1,984,743)	(1,324,254)	(276,766)
Net related party transactions		$(1,008,636)	$(1,153,001)	$(276,766)

Except for the Caplay plc debenture, amounts owing related parties are primarily due to out-of-pocket expenses associated with the development of the software. The amounts owing to the Company are primarily a result of advances to the affiliate for operating expenses incurred in developing software.

Mr. Robert J. Stevens is a director and stockholder of the Company and a director of PTML. Messrs. Stevens and Ramsden are directors of Griffin Investments Ltd., which provided computer consultancy services to PTML in the period ended March 31, 2004. Griffin Investments received approximately $1.3 million in exchange for those services.  In addition, Griffin Investments owed our company approximately $907,000 during the fiscal year ended March 31, 2005 as a result of loans made to Griffin Investments for working capital purposes for continuing software development work. In August 2005, there was a settlement of all amounts owed to Griffin Investments by PTML and by Griffin Investments to PTML. As a result, there is currently no indebtedness outstanding between PTML and Griffin Investments.

Mr. Nigel Bandy is an officer and director of both the Company and PTML. He is also a managing director of Ratio Group Ltd., which is a stockholder of our company and which provided computer consultancy work to PTML in the periods ended March 31, 2004 and March 31, 2005. The Company paid or agreed to pay Ratio Group Ltd. approximately $130,000 per year for its consultancy work in the year ended March 31, 2005.

NOTE 11 - SEGMENT REPORTING

The Company operates as one business segment. For the years ended March 31, 2005 and 2004 and for the six months ended September 30, 2005, all revenue, other than interest income, was generated by PTML in the U.K. The following includes the assets held in the USA and those held in the U.K.:

ASSETS

	March 31, 2005		March 31, 2004		September 30, 2005
	(audited)		(audited)		(unaudited)
	USA	UK	USA	UK	USA	UK
Current Assets:
Cash	$595	$39,909	$-	$14,753	$3,186	$975
Marketable securities	-	-	-	-	6,844,499	-
Receivables from related parties	-	976,107	-	171,253	-	-
Prepaid expenses	-	-	-	-	60,500	-
Other receivables	-	36,610	-	100,144	10,396	23,131
Total current assets	595	1,052,626	-	286,150	6,918,581	24,106

Property, Plant and Equipment
Office and computer equipment	-	42,189	-	28,466	7,061	39,522
Less accumulated depreciation	-	(16,026)	-	(7,116)	(824)	(18,077)
Net property, plant and equipment	-	26,163	-	21,350	6,237	21,445

Other Assets:
Software Development	-	2,541,556	-	822,717	-	2,622,140
Organizational Costs	5,040	-	-	-	4,960	-
Less amortization of organizational costs	(487)	-	-	-	(1,333)	-
Total other assets	4,553	2,541,556	-	822,717	3,627	2,622,140

TOTAL ASSETS	$5,148	$3,620,345	$-	$1,130,217	$6,928,445	$2,667,691

CAPTIAL EXPENDITURES	$-	$1,732,562	$-	$851,183	$2,905	$82,073

NOTE 12 - SUBSEQUENT EVENTS

Operating Leases

On December 1, 2005, the Company entered into two six-month lease agreements for adjacent office facilities in Scottsdale, Arizona. The Company prepaid a total of $3,875 representing one month’s rent plus security deposits. Thereafter, the monthly lease commitment is approximately $15,375 through the lease termination date of May 31, 2006.

Marketable Securities

On October 3, 2005, the Company entered into a stock purchase agreement with a controlling stockholder to purchase 2,486,291 shares of Birchington Investments Ltd., a British Virgin Islands Corporation, in exchange for 4,178,570 shares of the Company’s common stock. The NAV posted on the date nearest the transaction date of October 3, 2005 was US$.85 posted on September 30, 2005. The transaction was valued 70% of the NAV or $0.595 per share for a total of $2,486,249. This represents the trading value of the shares at or nearest the date of the exchange. It is the Company’s intent is to hold these shares for a short period. See Note 2, Marketable Securities.

* * *

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements. See Index to the Consolidated Financial Statements on page 31.

Financial Statement Schedules. All financial statement schedules for which provision is made in Regulation S-X are omitted because they are not required under the related instructions, are inapplicable, or the required information is given in the Consolidated Financial Statements, including the Notes thereto.

(b)	Exhibits.

Exhibit No.	Description of Document
3.1	Amended and Restated Articles of Incorporation of Private Trading Systems, Inc.
3.2	Amended and Restated By-Laws of Private Trading Systems, Inc.
10.1	Technology License Agreement, dated as of August 31, 2005, by and between The Private Treaty Market plc and Atlantic Group Holdings Inc.
10.2	Commitment Agreement, dated as of November 21, 2005, between Private Trading Systems, Inc. and Terence P. Ramsden
10.3	Chief Executive Officer Employment Contract, dated as of November 15, 2005, by and between Private Trading Systems, Inc. and C. Austin Burrell
10.4	Service Agreement, dated as of November 15, 2005, by and among The Private Treaty Market plc, Private Trading Systems, Inc. and Lindsay M. Smith
10.5	Form of Non-Qualified Stock Option Award (Non-Plan)
10.6	2005 Stock Incentive Plan
10.7	Form of Stock Option Award under the 2005 Stock Incentive Plan
10.8	Vision Offices—Service Agreement dated November 22, 2005 (Suite 105)
10.9	Vision Offices—Service Agreement dated November 22, 2005 (Suite 103)
21	Subsidiaries of Private Trading Systems, Inc.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934 the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Private Trading Systems, Inc.

/s/ C. Austin Burrell
C. Austin Burrell
(Chairman and Chief Executive Officer)

Date: December 12, 2005